SENIOR SECURED DEBTOR IN POSSESSION CREDIT,
SECURITY AND GUARANTY AGREEMENT
dated as of                     , 2009
among
THE ENTITIES FROM TIME TO TIME PARTY HERETO AS LENDERS,
as the Lenders,
PERSHING SQUARE CAPITAL MANAGEMENT, L.P.,
as the Agent,
GENERAL GROWTH PROPERTIES, INC.
and GGP LIMITED PARTNERSHIP,
as the Borrowers,
and
THE ENTITIES FROM TIME TO TIME PARTY HERETO AS GUARANTORS,
as the Guarantors

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Schedules:

Schedule 1.1A	—	Fee Properties
Schedule 1.1B	—	Guarantors
Schedule 1.1C	—	Leased Properties
Schedule 1.1D	—	Primary Properties
Schedule 3.1	—	Debt to Equity Conversion Schedule
Schedule 6.1	—	Commercial Tort Claims
Schedule 6.3	—	Delivery of Mortgages
Schedule 8.3	—	Prior Names
Schedule 8.4	—	Capitalization
Schedule 8.5	—	Material Agreements – Exceptions
Schedule 8.9	—	Environmental Matters
Schedule 8.11	—	ERISA Matters
Schedule 8.16	—	Bank Accounts
Schedule 8.17	—	Governmental Authorization – Exceptions
Schedule 8.18	—	First Lien Properties
Schedule 8.19-1	—	Prior Lien Debt
Schedule 8.19-2	—	M&M Liens
Schedule 8.20	—	Current Rent Roll
Schedule 8.20-1	—	A/R Report
Schedule 8.21	—	Title Exception Issues
Schedule 8.22	—	Physical Condition – Exceptions
Schedule 8.23	—	Management
Schedule 8.25	—	Utilities and Public Access – Exceptions
Schedule 8.27	—	Permits – Exceptions
Schedule 8.28	—	Unrecorded Ground Leases
Schedule 9.3	—	Insurance
Schedule 9.8	—	Property Dispositions
Schedule 9.13	—	Use of Proceeds – Debt

Exhibits:

Exhibit A	—	Form of Continuation Notice
Exhibit B	—	Form of Financing Order
Exhibit C	—	Form of Funding Notice
Exhibit D	—	Form of Term Note
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit G	—	Form of Warrant and Registration Rights Agreement
Exhibit H	—	Form of Guaranty Supplement
Exhibit I-1	—	Form of Mortgage
Exhibit I-2	—	Form of Deed of Trust
Exhibit J-1	—	Form of Legal Opinion of Ronald L. Gern and Jeffrey Palkovitz
Exhibit J-2	—	Form of Legal Opinion of Weil, Gotshal & Manges LLP
Exhibit K-1	—	Form of Deed of Trust Subordination Agreement
Exhibit K-2	—	Form of Mortgage Subordination Agreement

Exhibit L — Form of First Day Motions and Orders

SENIOR SECURED DEBTOR IN POSSESSION
CREDIT, SECURITY AND GUARANTY AGREEMENT
     This Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of ___, 2009, is made and entered into by and among the other lending institutions parties hereto as Lenders (as defined herein) from time to time, PERSHING SQUARE CAPITAL MANAGEMENT, L.P., as administrative agent for the Lenders, GENERAL GROWTH PROPERTIES, INC., a Delaware corporation, as a co-Borrower, GGP LIMITED PARTNERSHIP, a Delaware limited partnership, as a co-Borrower, and the Subsidiaries of General Growth Properties, Inc. from time to time parties hereto as Guarantors (as defined herein).
W I T N E S S E T H
     A. On April [___], 2009 (the “Petition Date”), the Borrowers and the Guarantors other than the Non-Debtor Guarantor (as defined herein) filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and have continued in the possession of their assets pursuant to Sections 1107 and 1108 thereof. Each of the Guarantors is a Subsidiary of the Borrowers.
     B. The Borrowers have requested that the Lenders make a post-petition term loan (the “Term Loan”) to the Borrowers consisting of a debtor-in-possession credit facility in an aggregate principal amount not to exceed $375,000,000, subject to this Agreement and, if and when entered, the Financing Order (as defined herein).
     C. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers under this Agreement upon the terms and subject to the conditions set forth in this Agreement and the Financing Order.
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lenders, the Agent (as defined herein), the Borrowers and the Guarantors hereby agree as follows.
ARTICLE 1
INTERPRETATION OF THIS AGREEMENT
     Section 1.1. Definitions. Capitalized terms wherever used in this Agreement shall have the following respective meanings.
     “Account” means “accounts,” as defined in the UCC, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” means all of the foregoing.
     “Additional Lender Amounts” has the meaning specified in Section 5.2.

     “Affiliate” means, as to any Person (the “subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the subject Person or which owns, directly or indirectly, 15.0% or more of the outstanding equity interests of the subject Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, none of Pershing Square Capital Management, L.P., William A. Ackman or any controlled Affiliate of the foregoing shall be Affiliates of any Obligor for any purpose of the Loan Documents.
     “Agent” means Pershing Square Capital Management, L.P., solely in its capacity as administrative agent for the Lenders, and any successor agent. References herein to “Agent” shall include each Person (if any) performing the duties of the Agent in accordance with Section 14.2.
     “Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders and the Agent, pursuant to this Agreement and the other Loan Documents.
     “Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents, sub-agents and attorneys-in-fact of the Agent and its Affiliates.
     “Agreement” means this Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement.
     “A/R Report” has the meaning specified in Section 8.20(b).
     “Assignee” has the meaning specified in Section 13.3(a).
     “Assignment and Acceptance” has the meaning specified in Section 13.3(a).
     “Automatic Stay” means the automatic stay imposed under Section 362 of the Bankruptcy Code.
     “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., and each successor statute thereto.
     “Bankruptcy Court” has the meaning specified in Recital A of this Agreement.
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, applicable to the Case.
     “Borrowers” means the General Partner, as debtor and debtor in possession in the Case and GGPLP, as debtor and debtor in possession in the Case and the respective successors and assigns thereof, including, without limitation, any trustee in bankruptcy with respect thereto.
     “Borrowing” means the borrowing hereunder consisting of the Term Loan made on the Funding Date by the Lenders to the Borrowers.

     “Breakage Costs” has the meaning specified in Section 3.4(c).
     “Breakage Prepayment Account” has the meaning specified in Section 3.3(c).
     “Business Day” means any day that is not a Saturday, Sunday, or a day on which banks in Chicago, Illinois or New York, New York are required or permitted to be closed.
     “Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other law, rule, or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
     “Capital Lease” means, with respect to any Person, any lease of property which, in accordance with GAAP, should be reflected as a capital lease on a balance sheet of such Person.
     “Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (however designated) issued by any Person.
     “Carve-Out” has the meaning specified in the Financing Order.
     “Case” means the jointly administered Chapter 11 case captioned In Re: General Growth Properties, Inc., et al., Case No. ___arising upon the filing by the Debtors of voluntary petitions for relief with the Bankruptcy Court on the Petition Date.
     “Cash Collateral Account” means, in respect of the Debtors (a) one or more deposit accounts maintained with U.S. Bank National Association or another Eligible Institution in accordance with this Agreement and (b) each Main Operating Account, which deposit accounts shall contain amounts transferred thereto in accordance with this Agreement and the other Loan Documents and with respect to which the Agent shall have a perfected Agent’s Lien as security for the payment and performance of the Obligations by virtue of, and having the priority set forth in, the Financing Order.
     “Casualty” means a fire, explosion, flood, hurricane, tsunami, collapse, earthquake or other casualty affecting all or any portion of any Property.
     “Change in Control” means the occupation after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors of the General Partner by Persons who were neither (a) nominated by the board of directors of the General Partner nor (b) appointed by directors so nominated.
     “Charges” has the meaning specified in Section 2.5.
     “Closing Date” means the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

     “Collateral” has the meaning specified in Section 6.1.
     “Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on the signature page of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, or the most recent Assignment and Acceptance to which such Lender is a party, in accordance with the provisions of Section 13.3, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 13.3, and “Commitments” means, collectively, the aggregate amount of the Commitments of all of the Lenders.
     “Commitment Letter” means the Commitment Letter dated as of April [_], 2009, among the Borrowers, the Initial Lenders and the Agent.
     “Compliance Certificate” has the meaning specified in Section 7.2(d).
     “Condemnation” means a taking or voluntary conveyance of all or part of any of the Properties or any interest in or right accruing to or use of any of the Properties, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority.
     “Contaminant” means any substance, material or waste that is regulated, classified or otherwise characterized as a pollutant, hazardous substance, toxic substance, hazardous waste, including petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls, in each case to the extent regulated under any applicable Environmental Law.
     “Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Continuation Notice.
     “Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A.
     “Conversion Amount” has the meaning specified in Section 3.1.
     “Debt” means, with respect to a Person without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations in respect of Capital Leases of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) Guaranties of such Person with respect to obligations of the type described clauses (a) through (f) above, (h) all obligations of other Persons of the kind referred to in clauses (a) through (g) above secured by any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Section 11.1(d) only, the net obligations of such Person in respect of post-petition Hedge Agreements. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
     “Debtor” means either Borrower or any Guarantor that is a party to the Case. “Debtors” means the Borrowers and the Guarantors that are party to the Case, collectively.
     “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived pursuant to Section 13.2, or otherwise remedied during such time) constitute an Event of Default.
     “Default Rate” means a per annum interest rate at all times equal to the sum of (a) the interest rate otherwise applicable to the Term Loan as set forth in this Agreement or, if no principal amount of the Term Loan is then outstanding, the one-month LIBOR Rate plus 12.0% per annum, plus (b) (i) on or before the Outside Date, 2.0% per annum, and (ii) after the Outside Date, 5.0% per annum.
     “DOL” means the United States Department of Labor or any successor department or agency.
     “Dollar” and “$” means dollars in the lawful currency of the United States.
     “Eligible Assignee” means: (a) a commercial bank, commercial finance company or other lender in the business of making secured loans having total assets in excess of $250,000,000, (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; and (d) any other Person reasonably acceptable to the Agent.
     “Eligible Institution” means any depository institution as approved under or contemplated by the cash management order entered in the Case.
     “Embargoed Person” has the meaning specified in Section 8.29.
     “Entry Date” means the date on which the Financing Order was entered on the docket of the Bankruptcy Court (the “original entry date”) and, with respect to a Subsidiary of the Borrowers or its property becoming subject to the Case after the original entry date, the date on which such Subsidiary or its property becomes subject to the Case.
     “Environmental Compliance Issues” has the meaning specified in Section 9.6(a).
     “Environmental Laws” means all applicable federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all applicable administrative orders, licenses, authorizations and permits of, and legally binding agreements with, any Governmental Authority, in each case relating to the protection of the environment and natural resources or human health and safety with respect to exposure to contaminants.

     “Environmental Lien” means a Lien in favor of any Governmental Authority for any liability under Environmental Laws.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by the Borrowers or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Borrowers or any of their ERISA Affiliates from any Pension Plan or Multi-employer Plan; (e) the receipt by the Borrowers or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrowers or any of their ERISA Affiliates of any notice, or the receipt by any Multi-employer Plan from the Borrowers or any of their ERISA Affiliates of any notice, concerning the imposition of withdrawal liability (as defined in Part I of Subtitle E of Title IV of ERISA) or a determination that a Multi-employer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrowers or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrowers or any such Subsidiary could reasonably be expected to have a material liability; or (i) any other event or condition with respect to a Pension Plan or Multi-employer Plan that could result in liability of the Borrowers or any Subsidiary.
     “Event of Default” has the meaning specified in Section 11.1.
     “Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.
     “Exit Fees” has the meaning specified in Section 2.4.
     “Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective),” or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “Fee Properties” means the Real Estate properties owned in fee by a Debtor, which properties owned as of the Petition Date are listed on Schedule 1.1A.
     “Financing Order” means the order of the Bankruptcy Court in the form of Exhibit B (except as may otherwise be agreed in writing or on the record at the final hearing with respect to such order in the Case by the Agent) entered in the Case after notice and final hearing pursuant to the Bankruptcy Rules and applicable local rules which, among other matters, authorizes the Debtors to obtain credit, incur (or guaranty) the Obligations and grant Liens under the Loan Documents and provides for the priority of the Agent’s and the Lenders’ claims, as the same may be modified or supplemented from time to time after the Entry Date with the written consent of the Agent.
     “First Lien Properties” means all Properties set forth in Schedule 8.18.
     “Fiscal Quarter” means a period of three calendar months beginning on the first day of each January, April, July, and October, constituting a Person’s fiscal quarter for financial accounting purposes, with the first of such measurement periods beginning on the first day of each Fiscal Year and the last of such measurement periods ending on the last day of such Fiscal Year.
     “Fiscal Year” means, with respect to any Person, such Person’s fiscal year for financial accounting purposes.
     “Foreign Subsidiary” means any Subsidiary of an Obligor (i) that is not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia, or (ii) that is a disregarded entity for U.S. federal income tax purposes, (A) which is treated for U.S. federal income tax purposes as a division of an entity described in clause (i) above or (B) substantially all of the assets of which consist of the Capital Stock of Subsidiaries described in clause (i) above.
     “Funding Date” means the date on which the Borrowing occurs.
     “Funding Notice” means a notice substantially in the form of Exhibit C.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), as in effect from time to time.

     “General Intangibles” means “general intangibles,” as defined in the UCC, chooses in action and causes of action, and any other intangible personal property of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to a Person in connection with the termination of any employee benefit plan or any rights thereto and any other amounts payable to a Person from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which a Person is beneficiary, rights to receive dividends, distributions, cash, instruments, and other property in respect of or in exchange for pledged equity interests or Investment Property, and any letter of credit, guarantee, claim, security interest, or other security held by or granted to a Person.
     “General Partner” means General Growth Properties, Inc., a Delaware corporation and the general partner of GGPLP.
     “GGPLP” means GGP Limited Partnership, a Delaware limited partnership.
     “GGMI” means General Growth Management, Inc., a Delaware corporation.
     “Gift Card and Lotto Accounts” means one or more deposit accounts established by the General Partner or any Subsidiary that are used exclusively to hold the proceeds of gift cards or lotto sales, respectively, which accounts shall not be included in the Collateral.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
     “Ground Lease” means each ground lease pursuant to which a Debtor is leasing Real Estate from another Person.
     “Guaranteed Obligations” has the meaning specified in Section 12.1(a).
     “Guarantor” means each of the Persons identified on Schedule 1.1B and any other Person becoming a party to the Case. Notwithstanding anything else in this Agreement, no Foreign Subsidiary shall be a Guarantor.
     “Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend, or other obligations of any other Person (the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent, or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.
     “Guaranty Supplement” has the meaning specified in Section 12.5.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
     “Improvements” means all buildings, structures and other improvements located on any of the Properties and owned by any Debtor from time to time.
     “Initial Lender” means each of the Persons listed on the signature pages to this Agreement as an “Initial Lender.”
     “Insurance Requirements” means, collectively, (a) all material terms of any insurance policy required pursuant to this Agreement and (b) all material regulations and then current standards applicable to or affecting any of the Properties or any portion thereof or any use or condition thereof, which may, at any time, be recommended by the board of fire underwriters, if any, having jurisdiction over any of the Properties, or any other body exercising similar functions.
     “Intercompany Subordination Agreement” means, collectively, that certain (i) Deed of Trust Subordination Agreement by and among the General Partner, GGPLP, Century Plaza, L.L.C., Century Plaza, Inc. and the Agent in the form of Exhibit K-1, and (ii) Mortgage Subordination Agreement by and among the General Partner, GGPLP, Howard Hughes Properties, Inc., TRC and the Agent in the form of Exhibit K-2.
     “Interest Determination Date” means, in connection with the determination of the LIBOR Rate for any Interest Period, the second Business Day preceding the first day of such Interest Period; provided that the initial Interest Determination Date under this Agreement shall be the Funding Date.
     “Interest Period” means, a period of (i) one month or such shorter time period as may be consented to by Agent (such consent not to be unreasonably withheld) and (ii) with the consent of the Agent, one, two, three, six or, if acceptable to all Lenders, nine months as selected by Borrowers in the applicable Funding Notice or Continuation Notice, (A) initially, commencing on the Funding Date or Continuation Date thereof, as the case may be; and (B) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month, and (c) no Interest Period shall extend beyond the Outside Date.

     “Investment Property” means “investment property,” as defined in the UCC, and any (a) securities whether certificated or uncertificated, (b) securities entitlements, (c) securities accounts, (d) commodity contracts and (e) commodity accounts, together with all other units, shares, partnership interests, membership interests, equity interests, rights or other equivalent evidences of ownership (howsoever designated) issued by any Person.
     “Investments” has the meaning specified in Section 9.9.
     “IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
     “Issuer” has the meaning specified in Section 6.2(c).
     “Knowledge” means, with respect to any Obligor, the actual knowledge of the president, chief executive officer, chief financial officer, general counsel, vice president and associate general counsel of development and finance or the equivalent officer performing similar functions of any of the foregoing, in each case of such Obligor.
     “Lease” means any lease, sublease, sub-sublease, license, letting concession, occupancy agreement or other agreement (whether written or oral and whether now or hereafter in effect) under which any Debtor is a lessor, existing as of the Closing Date or hereafter entered into by any Debtor, pursuant to which any other Person (including Affiliates of any Debtor) is granted a possessory interest in, or right to use or occupy all or any portion of any space in any of the Properties, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into, in accordance with the terms of the Loan Documents, in connection with such lease, sublease, sub-sublease, or other agreement and all agreements related thereto, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Leased Properties” means the Real Estate leased by a Debtor, as lessee, pursuant to a Ground Lease which Real Estate leased as of the Petition Date is listed on Schedule 1.1C.
     “Legal Requirements” means: (a) all applicable and legally binding governmental statutes, laws, rules, orders, regulations, ordinances (including, without limitation, zoning and other similar ordinances), judgments, decrees and injunctions of Governmental Authorities (including Environmental Laws) affecting either an Obligor or the Property or any portion thereof or the construction, ownership, use, alteration or operation thereof, or any portion thereof (whether now or hereafter enacted and in force), and (b) all permits, licenses and authorizations and regulations relating thereto.
     “Lender” means any Person, in its capacity as a lender hereunder and its successors and permitted assigns in such capacity as a lender, and “Lenders” means two or more of such Persons, collectively.
     “LIBOR Rate” means the greater of (a) 3% per annum and (b) the rate per annum calculated as set forth below:

     (i) On each Interest Determination Date, the LIBOR Rate for the applicable Interest Period will be the rate for deposits in United States dollars for which appears as the London interbank offered rate in the Money Rates Section of The Wall Street Journal (Southwestern Edition), on such date.
     (ii) With respect to an Interest Determination Date on which no rate specified in clause (i) above appears in the Money Rate Section of The Wall Street Journal (Southwestern Edition), the LIBOR Rate for such applicable period will be determined on the basis of the rates at which deposits in United States dollars are offered by the Reference Banks at approximately 11:00 a.m. (London, England time), on such date to prime banks in the London interbank market for the relevant Interest Period (each a “Reference Bank Rate”). The Agent shall request the principal London office of each of the Reference Banks to provide a quotation of its Reference Bank Rate. If at least two such quotations are provided, the LIBOR Rate for such applicable period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, the LIBOR Rate for such period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a one, three, six or nine-month period (or such shorter period requested by the Borrowers), as applicable.
     (iii) If, on any Interest Determination Date, the Agent is required but unable to determine the LIBOR Rate in the manner provided in paragraphs (i) and (ii) above, the LIBOR Rate for the applicable period shall be the LIBOR Rate as determined on the previous Interest Determination Date.
All percentages resulting from any calculations or determinations referred to in this definition will be rounded upwards to the nearest multiple of 1/1,000 of 1% and all United States dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).
     “Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes and (b) to the extent not included under clause (a) preceding, any reservation, exception, encroachment, easement, right of way, covenant running with the land, condition, restriction, lease, or other title exception or encumbrance affecting any Property, in each case excluding any zoning or similar law or right reserved to or vested in any Governmental Authority to contest or regulate the use of any Property.
     “Loan Documents” means, collectively (a) the Financing Order, (b) this Agreement, (c) the Term Note and (d) any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing, or otherwise relating to the Obligations or the Collateral.

     “Loss Proceeds” means amounts, awards or payments payable to any Debtor or the Agent in respect of all or any portion of any of the Properties in connection with a Casualty or Condemnation thereof (after the deduction therefrom and payment to such Debtor and the Agent (or the holder of any Pre-Petition Lien with respect to such Property, any Tenant of such Property or holder of any Ground Lease or REA in respect of such Property to the extent required by the terms of the documents evidencing Pre-Petition Liens, the Lease, the Ground Lease or REA with such Person, as applicable), respectively, (a) of any and all reasonable out-of-pocket expenses incurred by such Debtor, the Agent or such other Person in the recovery thereof, including all reasonable out-of-pocket attorneys’ fees and disbursements, the fees of insurance experts and adjusters and the reasonable out-of-pocket costs incurred in any litigation or arbitration with respect to such Casualty or Condemnation and (b) of any taxes payable with respect to such payments and (c) of any amounts required to be paid to or for the benefit of the holders of any Pre-Petition Lien).
     “M&M Liens” means mechanics’, materialmen’s, repairmen’s or similar Liens created under any contract or existing under any applicable law and affecting any Property.
     “Main Operating Account” has the meaning specified in the first day motions and orders delivered to the Agent pursuant to Section 10.1.
     “Major Entities” means, on any date, the General Partner, GGPLP, TRC, any Debtor that owns any First Lien Property and any direct or indirect parent holding company of such Debtor.
     “Major Lease” means any Lease which covers more than 75,000 square feet of rentable building area.
     “Major REA” means any reciprocal easement agreement with respect to a regional shopping center entered into by the applicable Debtor and an anchor occupant.
     “Majority Lenders” means Lenders whose Pro Rata Shares aggregate more than 50.0% as such percentage is determined under the definition of Pro Rata Share set forth herein.
     “Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Federal Reserve Board.
     “Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Obligors, taken as a whole, or of the Collateral, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the First Lien Properties, taken as a whole, (c) a material adverse change in, or a material adverse effect upon, the Second Lien Properties, taken as a whole, or (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Obligor of the Loan Documents, taken as a whole; provided that, for purposes of determining the existence or occurrence of a Material Adverse Effect, (i) the effect of any Casualty or Condemnation shall be excluded, (ii) “Material Adverse Effect” excludes the foregoing if and to the extent the foregoing arise as a result of the filing of the Petitions and commencement of the Case and/or the events leading thereto and (iii) when used in this Agreement with respect to any action, event or circumstance that is subject to the Automatic Stay, such action, event or circumstance could not have, or be expected to have, a Material

Adverse Effect for so long as such action, event or circumstance remains subject to the Automatic Stay.
     “Material Agreements” means each contract and agreement (other than Leases and agreements in respect of Debt) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any Properties (a) under which such Debtor has the obligation to pay more than $10,000,000 per annum or (b) as to which the breach, nonperformance or cancellation thereof, or the failure thereof to be renewed could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means the date that is the earliest to occur of (a) the Outside Date, (b) the Plan Date or (c) the date the Term Loan is accelerated pursuant to the terms hereof, whether at stated maturity, upon an Event of Default or otherwise.
     “Maximum Rate” has the meaning specified in Section 2.5.
     “Maximum Term Loan Amount” means the lesser of (a) $375,000,000 or (b) such amount as is approved by the Bankruptcy Court to be advanced pursuant to the Financing Order.
     “Mortgage” has the meaning specified in Section 6.3.
     “Multi-employer Plan” means a multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by a Borrowers or any ERISA Affiliate.
     “Municipal Financing” means any tax increment financings, sales or real estate tax rebates, payment in lieu of taxes (PILOTs), special improvement districts, financings funded by the issuance of bonds or other negotiable instruments sponsored or issued by a Governmental Authority or quasi-Governmental Authority, financings related to on-site or off-site infrastructure or public works or any other financing arrangements for which an Obligor is an obligor and a Governmental Authority or quasi-Governmental Authority is the obligee.
     “Net Proceeds” means, with respect to any sale or disposition contemplated in Section 3.3(a) all proceeds of such sale or disposition net of the items specified in Section 3.3(a)(1), (2), (3) and (5).
     “New Lending Office” has the meaning specified in Section 5.1(d).
     “Non-Debtor Guarantor” means GGMI unless it becomes a party to the Case.
     “Non-U.S. Lender” means each Lender (or Assignee) that is not a “United States person” as defined in section 7701(a)(30) of the Code.
     “Obligations” means all loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Obligors (or any thereof) to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, acceptance, loan, guaranty, indemnification, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, filing fees, and any other sums chargeable to any Obligor hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, all debts, liabilities, and obligations of the Obligors now or hereafter arising from or in connection with the Term Loan and all Exit Fees.
     “Obligor” means either Borrower or any Guarantor, and “Obligors” means the Borrowers and the Guarantors.
     “OFAC List” means the list of specially designated nationals and other prohibited parties maintained by the United States Treasury Department’s Office of Foreign Assets Control.
     “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies (excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Lender’s or the Agent’s, as the case may be, net income) which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, excluding any and all taxes that are attributable to such Lender’s or the Agent’s failure to comply with the applicable requirements set forth in Section 14.10.
     “Outside Date” means ___, 2010.1
     “Participant” has the meaning specified in Section 13.3(f).
     “Participant Register” has the meaning specified in Section 13.3(g).
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001; Public Law 107-56).
     “Payment Date” means the first Business Day of each month.
     “PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its principle functions thereof.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Obligor or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions at any time during the current year or the immediately preceding five plan years, but excluding any Multi-employer Plan.
     “Permits” means all licenses, permits, variances and certificates used in connection with the ownership, operation, use or occupancy by each Obligor and each Debtor in respect of its Properties (including certificates of occupancy, business licenses, state health department

[1]	Insert date that is the Business Day on or immediately before 18 months after the Funding Date.

licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority or private Person concerning ownership, operation, use or occupancy of the Property).
     “Permitted Liens” means:
     (a) the Agent’s Liens;
     (b) Pre-Petition Liens and Liens resulting from the refinancing of the obligations secured thereby; provided that (i) such refinancing is on the same or substantially similar terms, (ii) the obligations secured thereby (A) shall not be increased, (B) shall have a final maturity no sooner than and a weighted average life no less than the obligations being refinanced and (C) shall not be the obligation of any Person other than the Person previously obligated thereon, and (iii) the Liens shall not cover any additional property;
     (c) Liens for taxes, fees, assessments, or other charges of a Governmental Authority not overdue by more than 30 days or, if more than 30 days overdue, which are (i) subject to the Automatic Stay or (ii) being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the applicable Obligor’s books and records;
     (d) Liens (i) consisting of deposits made in the ordinary course of business exclusively in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance, performance and completion bonds or guarantees, other similar obligations for the performance of bids, tenders, or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Liens) or surety, stay, customs or appeal or other similar bonds, (ii) consisting of deposits made in the ordinary course of business exclusively to secure liability for insurance premiums or deductibles or self-retention amounts, (iii) securing Debt of the type set forth in Section 9.11(a)(ix) secured exclusively by the policies financed thereby (and the proceeds thereof), and (iv) consisting of deposits in respect of letters of credit or bank guaranties posted exclusively to support payment of the items in clauses (i) and (ii) or exclusively to secure letters of credit or bank guaranties otherwise permitted under Section 9.11(a)(vi) or (xvii);
     (e) Liens securing the claims or demands of carriers, warehousemen, landlords, and other like Persons;
     (f) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate of an Obligor including any REA; provided that such Liens do not in the aggregate materially detract from the value of such Real Estate for its intended purpose or materially interfere with its use in the ordinary conduct of such Obligor’s business or the business of any material tenant occupying any of such Real Estate;
     (g) Liens securing the claims or demands of materialmen, mechanics, repairmen and similar Liens; (i) in respect of work done prior to the Petition Date, and (ii) M&M Liens arising after the Petition Date in respect of amounts not overdue by more than 60 days or, if more than 60 days overdue, the amount or validity of such Lien is being contested by the Obligor whose Property is affected thereby, by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence;
     (h) Liens arising from judgments and attachments in connection with court proceedings; provided the attachment or enforcement of such judgment Liens would not otherwise result in an Event of Default hereunder;
     (i) any “adequate protection liens” expressly contemplated by the Financing Order;
     (j) Liens created with the prior written consent of the Agent;
     (k) Liens not otherwise referred to in this definition incurred in the ordinary course of business that do not secure Debt; provided that the granting of such Lien could not be reasonably expected to have a Material Adverse Effect;
     (l) licenses of Proprietary Rights granted by Obligors in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Obligors, taken as a whole, the granting of which could not reasonably be expected to result in a Material Adverse Effect;
     (m) rights of existing and future Tenants (as tenants only) pursuant to written Leases related to the Property in question to the extent such Leases are entered into in conformity with the provisions of this Agreement;
     (n) any interest or title of a lessor (or its mortgagor) under any Ground Lease (with respect to a Leased Property) (including a sub-lessor) under any operating lease or Ground Lease;
     (o) leases, subleases, licenses and sublicenses granted to other Persons not interfering in any material respect with the (i) ordinary course of the business of the Obligors, taken as a whole, and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Obligor or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
     (p) bankers’ Liens, rights of setoff and other similar Liens on cash and cash equivalents on deposit in one or more accounts maintained by any Obligor, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements in respect of such deposit accounts, and not securing any obligations relating to any extension of credit;
     (q) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or sales of Accounts;

     (r) Liens consisting of (i) an agreement to dispose of any property pursuant to a disposition permitted under Section 9.8 and (ii) earnest money deposits of cash or cash equivalents by any Obligor in connection with any letter of intent or purchase agreement permitted hereunder;
     (s) the granting of any purchase option, right of first refusal, right of first offer or similar right in respect of any portion of any of the Properties or the subjecting of any portion of any of the Properties to restrictions on transfer, in each case, in the ordinary course of business and (i) to the extent existing on the Petition Date, (ii) consisting of customary purchase options, rights of first refusal, rights of first offer or similar rights given in respect of anchor occupant parcels or outparcels, in the case of clause (ii), that do not contain a restraint on alienation to reasonably similar competitors of the Obligors, taken as a whole, or (iii) in respect of any Second Lien Property;
     (t) Liens securing Debt of the type permitted under Section 9.11(a)(iv); provided that individual financings of assets of the Obligors provided by one lender or its Affiliates may be cross-collateralized to other financings of assets provided by such lender or its Affiliates;
     (u) Liens set forth in any UCC search results delivered or made available to the Agent on or prior to the Petition Date with respect to the Non-Debtor Guarantor; and
     (v) Liens evidencing and/or securing any Municipal Financing and, to the extent constituting Debt, if such Debt is permitted under Section 9.11(a)(xxi).
     “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.
     “Petition Date” has the meaning specified in Recital A of this Agreement (the “original petition date”) and, with respect to a Subsidiary that becomes a party to the Case after the original petition date, the date on which such Subsidiary becomes subject to the Case.
     “Petitions” means the voluntary petitions filed by the Debtors with the Bankruptcy Court for relief under Chapter 11 of the Bankruptcy Code.
     “Plan Date” means the effective date of a plan of reorganization in respect of the Debtors in the Case.
     “Pledged Collateral” has the meaning specified in Section 6.12(b).
     “Pre-Petition Liens” means Liens which (a) were valid, enforceable, properly perfected (or are permitted to be perfected after the Petition Date pursuant to the Bankruptcy Code and are so perfected) and non-avoidable as of the Petition Date, if any, (b) as a matter of applicable nonbankruptcy law, would have priority over the Agent’s Liens as of the Petition Date if the Agent’s Liens were created as of such date (or with respect to Liens permitted to be perfected after the Petition Date pursuant to the Bankruptcy Code and which are so perfected, have priority over the Agent’s Liens as of such date of perfection) and (c) are allowed in the Case.

     “Primary Properties” means the Properties described on Schedule 1.1D.
     “Prior Lien Debt” means the Debt and other obligations existing as of the Petition Date which are secured by Pre-Petition Liens.
     “Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the sum of the principal amount of the Term Loan owed to such Lender and the denominator of which is the aggregate principal amount of the Term Loan owed to all Lenders.
     “Professional Person” means a Person who is an attorney, accountant, appraiser, auctioneer, financial advisor, or other professional Person and who is retained with approval of the Bankruptcy Court, after notice and opportunity for hearing to the Agent and the Lenders, by (a) any Debtor pursuant to Section 327 of the Bankruptcy Code, (b) a committee pursuant to Section 1103(a) of the Bankruptcy Code or (c) the official committee of unsecured creditors.
     “Properties” means the Fee Properties and the Leased Properties, including all Improvements thereon.
     “Proprietary Rights” means, with respect to a Person, all of such Person’s now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing (including goodwill), and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations in part of any of the foregoing, and all rights to sue for past, present, and future infringement of any of the foregoing.
     “REA” means any reciprocal easement or similar agreement affecting any Property.
     “Real Estate” means, with respect to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds, and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto. The Real Estate includes, without limitation, the Properties.
     “Reference Banks” means four major banks in the London interbank market selected by the Agent.
     “Register” has the meaning specified in Section 13.3(d).
     “REIT” means a real estate investment trust as defined in Section 856 of the Code or any successor provision.
     “Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the environment including, without limitation, indoor air.
     “Rent Roll” has the meaning specified in Section 8.20(a).

     “Responsible Officer” means, with respect to any Obligor, the chief executive officer, the president, the chief financial officer, or any senior vice president, the treasurer, any assistant treasurer, the Secretary or any assistant secretary of such Obligor (or of the general partner or manager of such Obligor if it is not a corporation), or any other officer having substantially the same authority and responsibility.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or any option, warrant or other right to acquire any such Capital Stock (other than convertible Debt).
     “Second Lien Properties” means all Properties other than First Lien Properties.
     “Second Lien Property Retention Amount” means, with respect to any sale or other disposition of any Second Lien Property (or any Debtor owning any Second Lien Property or its direct or indirect parent holding company), an amount equal to (a) 50% of all Net Proceeds of all such sales or other dispositions aggregating up to $100 million of Net Proceeds, (b) 40% of all Net Proceeds of such sales or other dispositions aggregating more than $100 million and up to $200 million of Net Proceeds, (c) 30% of all Net Proceeds of such sales or dispositions aggregating more than $200 million and up to $300 million of Net Proceeds and (d) 20% of all Net Proceeds of such sales or dispositions aggregating more than $300 million of Net Proceeds.
     “Subsidiary” as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the General Partner.
     “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes (including income taxes or franchise taxes and branch profits taxes) as are imposed on or measured by such Lender’s or the Agent’s, as the case may be, net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office or does business, or by a jurisdiction to which the Agent or such Lender is or previously was otherwise connected pursuant to the laws of such jurisdiction, other than by reason of activity arising solely from the Agent or such Lender having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement.
     “Tenant” means any Person liable by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) pursuant to a Lease.

     “Tenant Allowances” means tenant improvements paid or reimbursed through allowances to or credit against rent only by a Tenant pursuant to such Tenant’s Lease.
     “Term Loan” has the meaning specified in Recital B of this Agreement.
     “Term Loan Advance” has the meaning specified in Section 2.2(a).
     “Term Note” means a promissory note made by the Borrowers payable to the order of a Lender evidencing the obligation of the Borrowers to pay the aggregate unpaid principal amount of the Term Loan made to the Borrowers by such Lender and/or held by such Lender (and any promissory note or notes that may be issued from time to time in substitution, renewal, extension, replacement, or exchange thereof whether payable to such Lender or to a different Lender in connection with a Person becoming a Lender after the Closing Date or otherwise) substantially in the form of Exhibit D, with all of the blanks properly completed.
     “Threshold Amount” means, with respect to any Property, $25,000,000.
     “TRC” means The Rouse Company LP.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s actuarial value of benefit liabilities under Section 4001(a)(16) of ERISA, over the current actuarial value of that Pension Plan’s assets allocable to such benefit liabilities, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 or Section 430 of the Code (or corresponding provisions of ERISA) for the applicable plan year.
     “UCC” means the Uniform Commercial Code (or any successor statute) of the State of New York or of any other state the laws of which are required by Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.
     “United States” means the United States of America.
     “U.S. Lender” means each Lender (or Assignee) that is a “United States person” as defined in Section 7701(a)(30) of the Code.
     “Warrant Agreement” means any agreement that is substantially in the form attached as Exhibit G.
     “Warrants” has the meaning specified in Section 9.14.
     Section 1.2. Accounting Terms. Any accounting term used in this Agreement without definition shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP.
     Section 1.3. Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced.
     (ii) The term “including” is not limiting and means “including without limitation.”
     (iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
     (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.
     (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     (e) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Lenders, and the Obligors and are the products of all parties. Accordingly, the Loan Documents shall not be construed against the Agent, any Lender, or any Obligor merely because of any such Person’s involvement in their preparation.
     (f) Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the UCC.
     (g) Whenever the payment of any obligation or the performance of any covenant, agreement or obligation is stated to be due on a day which is not a Business Day, such payment or performance shall (except to the extent set forth in the definition of Interest Period) be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as applicable.
     (h) All references in any Loan Document to all or any part of the Obligations being paid in full, payment in full, paid in full in cash, payment in full in cash, paid in cash, repayment in full, repaid in full, payment and satisfaction in full or indefeasibly paid or any similar phrase shall refer to such portion of the Obligations either being paid in full in cash or being converted to equity to the extent permitted by, and in the manner set forth on, Schedule 3.1.

ARTICLE 2
TERM LOAN; INTEREST AND FEES
     Section 2.1. Total Facility. Subject to all of the terms and conditions of this Agreement and the Financing Order, the Lenders severally agree to make available a term credit facility of up to the Maximum Term Loan Amount for use by the Debtors. The term credit facility described in the preceding sentence is not a revolving line of credit, and the Borrowers may not reborrow sums previously advanced as part of the Term Loan and prepaid or repaid.
     Section 2.2. Term Loan.
     (a) The Term Loan Advance. Subject to Section 10.1 hereof, the Lenders agree, on the terms and conditions hereinafter set forth, to make a single advance in the amount equal to its Commitment or such lesser amount as is authorized by the Financing Order (the “Term Loan Advance”) to the Borrowers on or, at the Lenders’ option, before the date which is two (2) Business Days following the Entry Date.
     (b) No Liability. The Agent shall not incur any liability to any Obligor as a result of acting reasonably under this Section 2.2, and the crediting of Term Loan to the Borrowers’ deposit account, or wire transfer to such Person as the Borrowers shall direct, shall conclusively establish the obligation of the Borrowers to repay such Term Loan as provided herein.
     (c) Notation. The Agent shall record on its books the principal amount of the Term Loan owing to each Lender from time to time. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Term Loan in its books and records, including computer records, such books and records constituting presumptive evidence, absent manifest error, of the accuracy of the information contained therein.
     (d) Term Notes. The Borrowers shall execute and deliver to the Agent, on behalf of each Lender, effective as of the Closing Date and on the date of the assignment of any portion of any Lender’s Term Loan, a Term Note, to evidence such Lender’s Term Loan, in the principal amount equal to the greater of the amount of such Lender’s Commitment with respect to the Term Loan or the aggregate principal amount of the Term Loan owed to such Lender.
     (e) Commitment Termination. All Commitments shall automatically terminate at 5:00 P.M., New York City time, on June 1, 2009, if the conditions to the Funding Date set forth in Section 10.1 shall not have been satisfied by such time.
     Section 2.3. Interest.
     (a) Interest Rates. The Term Loan shall bear interest on the unpaid outstanding principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made until paid in full in cash at a per annum rate equal to the lesser of (i) the Maximum Rate or (ii) the LIBOR Rate for the relevant Interest Period applicable to such Term Loan, plus twelve percent (12.0%). Subject to Section 2.5, all interest charges on the Obligations shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).
     (b) The basis for determining the LIBOR Rate and the Interest Period with respect to the Term Loan or any portion of the Term Loan (as the Borrowers may elect), shall be selected by the Borrowers and notified to Agent pursuant to the applicable Funding Notice or Continuation Notice, as the case may be.
     (c) The Borrowers shall deliver a Continuation Notice to Agent no later than 12:00 noon (Chicago time) at least two Business Days in advance of the expiration of any Interest Period.
     (d) In the event the Borrowers fail to specify an Interest Period for determining the LIBOR Rate in the applicable Funding Notice or Continuation Notice, or if the Borrowers fail to deliver a Continuation Notice as required pursuant to clause (c) above, the LIBOR Rate for the related Term Loan will be automatically determined based on one-month LIBOR.
     (e) Default Rate. Subject to Section 2.5, upon the occurrence and during the continuance of an Event of Default, the principal amount of the Term Loan outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loan or any fees, in each case, which are overdue, shall thereafter bear interest payable on demand at a rate per annum equal to the lesser of (i) the Maximum Rate or (ii) the Default Rate.
     Section 2.4. Exit Fees. Subject to Section 2.5, the Borrowers agree to pay to the Agent, for the account of the Lenders, an exit fee (the “Exit Fee”) in the following amounts and on the following dates: (a) in the case of any partial prepayment of the Term Loan prior to the Maturity Date, whether by virtue of any voluntary or mandatory prepayment or otherwise (and including as a result of the application of any Collateral or proceeds thereof to the principal amount of the Term Loan as permitted by the Loan Documents but excluding any such application as a result of the occurrence of an Event of Default and the acceleration of the maturity of the Term Loan) an Exit Fee in the amount of three percent (3.0%) of the principal amount of the Term Loan prepaid, payable on the date of such prepayment and (b) except as otherwise provided in Section 3.1, on the earlier to occur of the Maturity Date or the date of the acceleration of the maturity of the Term Loan as a result of the occurrence of an Event of Default, an Exit Fee in the amount equal to the remainder of (i) three percent (3.0%) of the initial aggregate Commitments minus (ii) the aggregate amount of Exit Fees previously paid by the Borrowers to the Agent pursuant to clause (a) above. The Exit Fees shall be fully earned when due and are non-refundable in all cases.
     Section 2.5. Interest Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lenders holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 2.5 shall be cumulated and the interest and Charges payable to such Lender in respect of such Term Loan or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender if such amount may be paid to such Lender without violating any Legal Requirement.
ARTICLE 3
PAYMENTS AND PREPAYMENTS
     Section 3.1. Term Loan. The Borrowers jointly and severally agree to repay the outstanding principal balance of the Term Loan plus all accrued but unpaid interest thereon, together with all other non-contingent Obligations, on the Maturity Date; provided that the General Partner (on its own behalf and on behalf of GGPLP) shall have the right to elect to convert the outstanding principal amount of the Term Loan and accrued and unpaid interest due and owing upon the Plan Date (the “Conversion Amount”) to equity to the extent permitted by, and in the manner set forth on, Schedule 3.1. Accrued and unpaid interest on the Term Loan shall be due and payable on each Payment Date (beginning on June 1, 2009) and on the Maturity Date, and the Borrowers agree to pay such accrued and unpaid interest on such dates.
     Section 3.2. Optional Prepayment of the Term Loan. The Borrowers may prepay the principal of the Term Loan, in whole or in part, at any time and from time to time by (a) providing to the Agent two (2) days prior written notice of its intention to make such prepayment and (b) paying to the Agent (i) all accrued and unpaid interest on the principal amount being prepaid and (ii) the required Exit Fee, in each case concurrently with the making of such prepayment.
     Section 3.3. Mandatory Prepayments of the Term Loan. The Borrowers shall prepay the principal amount of the Term Loan at the following times and in the following amounts:
     (a) (i) in the case of a sale or disposition pursuant to Section 9.8(d) within two (2) Business Days (during which period no Obligor shall be entitled to make any Restricted Payments) and (ii) in the case of any sale or disposition of condominiums pursuant to Section 9.8(f)(i), on or before the last Business Day of the applicable Fiscal Quarter during which such sale or disposition was made of (A) any First Lien Property (or any Debtor owning such First Lien Property or its direct or indirect parent holding company) or (B) any Second Lien Property (or any Debtor owning such Second Lien Property or its direct or indirect parent holding company), all proceeds of such sale or other disposition net of (1) the reasonable and customary out-of-pocket costs and expenses of such sale or disposition paid to Persons that are not Obligors or their Subsidiaries, (2) the amount applied to all obligations secured by a Pre-Petition Lien on the asset being sold, (3) the amount of sales and transfer taxes that are payable by a Debtor or any Affiliate in connection therewith, (4) in the case of a sale or disposition of Second Lien Property, the Second Lien Property Retention Amount, if applicable, and (5) an amount equal to the Exit Fee that will be payable in connection with such sale or disposition;
     (b) with respect to the Loss Proceeds of any Casualty or Condemnation with respect to any Property of any Debtor, at the time and in the amount of such prepayment as required by

Section 9.4(e), net of an amount equal to the Exit Fee that will be payable in connection with the application of such Loss Proceeds; and
     (c) notwithstanding any of the other provisions of this Section 3.3, so long as no Event of Default shall have occurred and be continuing, if any prepayment of the Term Loan is required to be made, other than on the last day of the Interest Period therefor, the Borrowers may, in their sole discretion, retain such amount of any such prepayment otherwise required to be made hereunder into a Breakage Prepayment Account (or pursuant to other arrangements satisfactory to the Agent) until the last day of such Interest Period, at which time such prepayment shall be made. For purposes of this clause (c), the term “Breakage Prepayment Account” means a deposit account established by a Borrower with a bank designated by the Agent and over which the Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this clause (c), pursuant to an account control agreement in form and substance satisfactory to the Agent. If the maturity of the Term Loan has been accelerated pursuant to Section 11.2, the Agent may, in its sole discretion, apply all amounts on deposit in the Breakage Prepayment Accounts (or otherwise held by the Agent) to satisfy any of the Obligations.
     Section 3.4. Payments by the Borrowers.
     (a) All payments to be made by the Borrowers shall be made without set-off, recoupment, or counterclaim except as otherwise expressly permitted hereunder. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent, for the account of the Lenders (but in any event in one wire transfer), at the Agent’s address set forth in Section 15.7, and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (Chicago, Illinois time) on the date specified herein. Any payment received by the Agent later than 2:00 p.m. (Chicago, Illinois time) may, at the option of the Agent, be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
     (b) Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
     (c) The Borrowers agree to compensate each Lender for any loss, cost or expense (collectively, “Breakage Costs”) actually incurred by such Lender as a result of the making of a payment of the Term Loan for any reason (including, without limitation, the acceleration of the maturity of the Term Loan following an Event of Default) on a day that is not the last day of the applicable interest period. To avoid doubt “Breakage Costs” shall not include the interest margins applicable to such prepaid Term Loan. Each Lender will furnish to the Borrowers a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 3.4(c), which certificate shall provide reasonable detail as to the calculation of such Breakage Costs. Such certificate shall constitute prima facie evidence of the amount of such Breakage Costs, which shall be calculated by each Lender on a reasonable basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.
     Section 3.5. Apportionment, Application, and Reversal of Payments. Except as otherwise expressly provided herein, aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Term Loan to which such payments relate held by each Lender) and payments of the fees (including, without limitation, the Exit Fees) shall, as applicable, be apportioned ratably among the Lenders as of the date such fees are received by the Agent. Except as specifically provided otherwise herein or in the Financing Order, all payments shall be remitted to the Agent and all such payments not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, FIRST, to pay any interest or fees then due with respect to, or which constitute, Obligations, SECOND, to pay or prepay principal of the Term Loan under this Agreement, and THIRD, to the payment of any other Obligation. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions received from each Lender in writing, such funds as it may be entitled to receive.
     Section 3.6. Indemnity for Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set-off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrowers shall be liable to pay to the Agent and the Lenders, and hereby do indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 3.6 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.6 shall survive the termination of this Agreement.
     Section 3.7. The Agent’s Books and Records. The Obligors agree that the Agent’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. Such books and records shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for corrections of errors discovered by the Agent) in the absence of evidence to the contrary. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE 4
CASH COLLATERAL ACCOUNTS
     Section 4.1. Cash Collateral Accounts.
     (a) All cash of the Debtors shall be deposited by the Debtors in one or more accounts subject to the perfected Agent’s Lien by virtue of, and having the priority set forth in, the Financing Order and, if at any time required by the Agent upon the occurrence and during the continuance of an Event of Default, under its exclusive dominion and control upon written notice to the General Partner and the applicable financial institution. Such funds shall be held in a Cash Collateral Account until such time as the amounts held therein are applied by the relevant Debtors to pay expenses or otherwise used in accordance with this Agreement. So long as no Event of Default shall have occurred and be continuing, amounts held in a Cash Collateral Account shall be available to the relevant Debtor for use in a manner or for a purpose not prohibited by this Agreement. During the existence of an Event of Default all amounts held in any Cash Collateral Account, at the election of the Agent, shall be applied as required by Section 11.2(e); provided that during the existence of an Event of Default and prior to such election of the Agent, the Debtors shall (x) until otherwise directed by the Agent, transfer funds out of the Main Operating Account only for ordinary course expenditures to protect and preserve the Collateral (including all documented payroll expenses (including benefits), operating expenses of the Properties, taxes, insurance premiums, ground rents with respect to the Properties and cash management, in each case, in the ordinary course of business, and the adequate protection payments) or (y) utilize the funds contained in the Main Operating Account only as directed by the Agent.
     (b) If no Event of Default has occurred and is continuing, the Debtors may invest the funds in any Cash Collateral Account as permitted by the Bankruptcy Court.
     (c) The Non-Debtor Guarantor shall maintain one or more accounts for the collection of the revenues and income of the Non-Debtor Guarantor and its Subsidiaries. The Non-Debtor Guarantor shall pay its expenses and the expenses of its Subsidiaries from such account consistent with its past practices. From time to time, and not less than once per calendar month, the Non-Debtor Guarantor shall cause any funds in excess of those needed to pay the actual and reasonably forecasted expenses of the Non-Debtor Guarantor and its Subsidiaries for the remainder of such month and the following month to be transferred into a Main Operating Account either directly or indirectly through one or more Cash Collateral Accounts.
ARTICLE 5
TAXES, YIELD PROTECTION, AND ILLEGALITY
     Section 5.1. Taxes.
     (a) Any and all payments by any Obligor to a Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes, except as provided below. In addition, the Borrowers shall pay all Other Taxes.
     (b) The Borrowers shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 5.1) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor accompanied by a certificate setting forth in reasonable detail the amount and calculation of any indemnification payment so requested by such Lender or the Agent. However, no Lender shall be entitled to any amounts under this Section 5.1 to the extent that the event giving rise to such Taxes or Other Taxes occurred more than one hundred and twenty (120) days prior to the date notice and demand therefor was given to the Borrowers.
     (c) If any Obligor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:
     (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 5.1) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
     (ii) such Obligor shall make such deductions and withholdings; and
     (iii) such Obligor shall pay the full amount deducted or withheld to the relevant Governmental Authority or other authority in accordance with any Legal Requirements.
     (d) No Obligor shall be required to increase any amounts payable to a Lender (including an Assignee) or the Agent with respect to any Taxes under this Section 5.1 where (i) such Taxes are attributable to the failure of the Agent or such Lender to comply with the requirements of Section 14.10 or (ii) the obligation to withhold amounts with respect to Taxes existed on the date (A) the Agent or such Lender became a party to this Agreement or (B) with respect to payments to a Lender which changes its applicable lending office by designating a different lending office (a “New Lending Office”), the date such Lender designated such New Lending Office with respect to the Term Loan.
     (e) If the Agent or a Lender determines in its sole discretion that it has received a refund or credit that is attributable to any Taxes or Other Taxes as to which the Agent or such Lender has been indemnified by an Obligor, or with respect to which the Obligor has paid an additional amount hereunder, the Agent or such Lender shall within 30 days after the date of such receipt pay over the amount of such refund or credit (to the extent so attributable) to such Obligor. If a Governmental Authority later determines that the Agent or such Lender is not entitled to such refund or credit, such Obligor shall return the amount of such refund or credit to the Agent or Lender upon written demand.
     (f) Within a reasonable period after the date of any payment by any Obligor of Taxes or Other Taxes pursuant to this Article 5, such Obligor shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.
     (g) Notwithstanding any other provision contained herein, if a Lender is classified for U.S. federal income tax purposes as a partnership and is composed of partners, which if such partners were themselves Non-U.S. Lenders would be required to provide the documentation described in Section 14.10, then Section 5.1 hereof shall be applied to payments to such Lender as if such payments were made directly to the partners of such Lender provided such Lender obtains from such partners the documents described in Section 14.10 and provides such documentation to the Agent and Borrowers.
     Section 5.2. Increased Costs and Reduction of Return. If any Lender shall have determined that (a) the introduction after the Closing Date of any Capital Adequacy Regulation, (b) any change after the Closing Date in any Capital Adequacy Regulation, (c) any change after the Closing Date in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (d) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation issued after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Term Loan, credits, or obligations under this Agreement, then, within thirty (30) days following receipt by the Borrowers of written demand for such payment (accompanied by a certificate referred to in Section 5.3) by such Lender through the Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts (the “Additional Lender Amounts”) sufficient to compensate such Lender for such increase; provided that such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred prior to the date such notice and demand was given to the Borrowers.
     Section 5.3. Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article 5 shall deliver to the Borrowers (with a copy to the Agent) a certificate setting forth in reasonable detail the amount and calculation of the funds payable to such Lender hereunder and such certificate shall be presumed to be correct and binding on the Borrowers. To the extent any Lender receives a refund of all or a portion of the Additional Lender Amounts, such Lender shall promptly remit the same to the Borrowers.
     Section 5.4. Replacement of Lenders. If (i) Lender requests reimbursement or compensation under this Article 5, (ii) if any Lender refuses to consent to an amendment, modification, supplement or waiver required pursuant to Section 13.2 with respect to any Loan Document which has otherwise been approved by Majority Lenders or (iii) any Lender becomes insolvent or has its assets become subject to a receiver, liquidator, trustee, custodian or other officer having similar powers, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate at par (in accordance with Section 13.3), all of its interests, rights and obligations in connection with the Term Loan under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment).
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.
     Each Lender hereby grants to the Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by, and in accordance with, this Section 5.4.
     Section 5.5. Survival. The agreements and obligations of the Obligors in this Article 5 shall survive the payment of all other Obligations.
ARTICLE 6
COLLATERAL
     Section 6.1. Grant of Security Interest.
     (a) As security for all Obligations, each Obligor hereby collaterally assigns and grants to the Agent, for the benefit of the Agent and the Lenders, a continuing security interest in, Lien on, assignment of, all of the following property and assets of such Obligor, whether now owned or existing or hereafter acquired or arising, regardless of where located:
     (i) all Accounts, including all credit enhancements therefor;
     (ii) all contract rights, including, without limitation, all rights of such Obligor as either lessor or lessee under any lease or rental agreement of real or personal property, including, without limitation, each Lease;
     (iii) all chattel paper;
     (iv) all documents;
     (v) all instruments;
     (vi) all supporting obligations and letter-of-credit rights;
     (vii) all General Intangibles (including, without limitation, payment intangibles, intercompany accounts, and software);
     (viii) all inventory and other goods;

     (ix) all equipment and fixtures;
     (x) all Investment Property (except as provided in the last sentence of this Section 6.1(a) below),
     (xi) all money, cash, cash equivalents, securities, and other property of any kind;
     (xii) the Cash Collateral Accounts, the Breakage Prepayment Account and all other deposit accounts and all other credits and balances with and other claims against any financial institution;
     (xiii) all notes, and all documents of title;
     (xiv) all books, records, and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property, and General Intangibles at any time evidencing or relating to any of the foregoing;
     (xv) all commercial tort claims listed on Schedule 6.1 and disclosed from time to time to the Agent pursuant to the terms of this Agreement;
     (xvi) if such Obligor is a Debtor, all Real Estate owned or leased by such Debtor;
     (xvii) all other personal property of such Obligor, excluding any avoidance actions under Chapter 5 of the Bankruptcy Code and recoveries therefrom; and
     (xviii) all accessions to, substitutions for, and replacements, products, and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.
     All of the foregoing and all other property of such Obligor in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the “Collateral.” Notwithstanding anything herein to the contrary, in no event shall the Collateral (or any component term thereof) include or be deemed to include (i) the Capital Stock of any Foreign Subsidiary, other than 65% in total voting power of such Capital Stock and 100% of non-voting Capital Stock, in each case, of a first tier Foreign Subsidiary of any Obligor, (ii) any contracts, instruments, licenses, license agreements or other documents (or any rights thereunder), to the extent (and only to the extent) that the grant of a security interest would (A) constitute a violation of a restriction in favor of a third party on such grant, (B) give any other party to such contract, instrument, license, license agreement or other document the right to terminate its obligations thereunder, or (C) violate any law; provided that the limitation set forth in this clause (ii) above shall not affect, limit, restrict or impair the grant by an Obligor of a security interest pursuant to this Agreement in any such right, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC or the Bankruptcy Code, (iii) any direct or indirect interest in any Capital Stock of any joint venture, partnership or other entity if and for so long as the grant of such security interest or Lien shall constitute a default under or termination pursuant to the terms of the joint venture agreement, partnership agreement or other organizational documents of, or contract or other agreement of (or covering or purporting to cover the assets of) such joint venture, partnership or entity or its direct or indirect parent, or require the payment of a fee, penalty or similar increased costs or result in the loss of economic benefit or the abandonment or invalidation of such Obligor’s or any Subsidiary’s interest in such Capital Stock or shall otherwise adversely impact such joint venture, partnership or other entity, (iv) any Ground Lease of a Debtor which has been assumed pursuant to Section 365 of the Bankruptcy Code if the granting of a Lien hereunder would cause a default under or allow the termination of such Ground Lease (it being agreed that, to the extent the Lien granted pursuant to this Section 6.1 attaches to any such Ground Lease prior to a Debtor’s assumption thereof, and the granting of a Lien hereunder would cause a default under or allow the termination of such Ground Lease, such Lien shall automatically be released upon such assumption and any Mortgage evidencing such Lien shall automatically terminate with respect to such Ground Lease), (v) the Gift Card and Lotto Accounts and (vi) any Real Estate of the Non-Debtor Guarantor; provided, further, that any such security interest and Lien shall attach immediately and automatically after any such disqualifying condition specified in clause (ii) or (iii) of this paragraph shall cease to exist.
     (b) All of the Obligations shall be secured by all of the Collateral.
     Section 6.2. Perfection and Protection of Security Interest.
     (a) Each Obligor shall, as applicable, at such Obligor’s expense, perform all steps reasonably requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent’s Liens, including: upon an Event of Default, delivering to the Agent (1) the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Agent reasonably determines it should have physical possession in order to perfect and protect the Agent’s security interest therein, duly pledged, endorsed, or assigned to the Agent without restriction, (2) warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (3) certificates of title (excluding deeds for Real Estate) covering any portion of the Collateral for which certificates of title have been issued and (4) all letters of credit on which such Obligor is named beneficiary. Notwithstanding anything to the contrary contained herein, no Obligor shall be required to obtain, maintain or provide any (x) mortgage or deed of trust (except as set forth in Section 6.3 below), title insurance commitment or policy or survey, in each case, in respect of any Property or (y) lockbox agreement, deposit account control agreement (or similar agreement), or securities account control agreement (or similar agreement), in each case, in respect of any Collateral.
     (b) To the extent permitted by any Legal Requirement, the Agent may file, without any Obligor’s signature, one or more financing statements disclosing the Agent’s Liens on the Collateral; provided that the Agent will not file any financing statement against any Debtor if such filing would require the payment of any documentary, intangibles or similar fees or taxes (other than customary filing charges per page and nominal fees and taxes).
     (c) To the extent any Obligor is or becomes the issuer of any Investment Property that is Collateral (in such capacity, an “Issuer”), each Obligor agrees as follows with respect to such Investment Property, but subject to the terms of any documents or agreements entered into prior to the Closing Date creating or evidencing any Pre-Petition Lien with respect to such Investment Property:
     (i) All such Investment Property issued by such Issuer, all warrants, and all non-cash dividends and other non-cash distributions in respect thereof at any time registered in the name of, or otherwise deliverable to, any Obligor, shall be delivered directly to the Agent, for the account of such Obligor, at the Agent’s address for notices set forth in Section 15.7.
     (ii) All cash dividends, cash distributions, and other cash or cash equivalents in respect of such Investment Property at any time payable or deliverable to any Obligor shall be deposited into the Cash Collateral Account.
     (iii) Such Issuer will not acknowledge any transfer or encumbrance in respect of such Investment Property to or in favor of any Person other than the Agent or a Person designated by the Agent in writing.
     Section 6.3. Delivery of Mortgages. Within sixty (60) days of the Funding Date, the applicable Debtor shall deliver mortgages with respect to each of the Primary Properties substantially in the relevant form attached hereto as Exhibit I-1 or I-2 appropriately completed, with such state specific changes as are necessary to create a Lien on the applicable Real Estate in such state and otherwise in a form described in Schedule 6.3 (each, a “Mortgage” and, collectively, the “Mortgages”).
     Section 6.4. Title to, Liens on, and Use of Collateral. Each Obligor represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all of the Collateral owned by such Obligor is and will (subject to dispositions permitted hereunder) continue to be owned by such Obligor free and clear of all Liens whatsoever, except for Permitted Liens, (b) the Agent’s Liens in the Collateral will not be junior in priority to any prior Lien other than the Carve-Out, the Pre-Petition Liens and Liens described in clauses (b), (c), (d), (e), (f), (g), (i) (to the extent, and only to the extent, set forth in the Financing Order), (j) (to the extent, and only to the extent, so agreed by the Agent), (m), (n), (o), (p), (s), (t), (u) and (v) (to the extent existing on the Entry Date) of the definition of “Permitted Liens” and (c) such Obligor will use, store, and maintain the Collateral owned by such Obligor with all reasonable care. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.
     Section 6.5. Access and Examination; Confidentiality.
     (a) The Agent may at reasonable times during regular business hours as may be requested by the Agent upon reasonable advance notice, and at any time when an Event of Default exists, upon reasonable notice to the Borrowers have access to, examine, audit, make extracts from or copies of, and inspect any or all of the Obligors’ records, files, and books of account and the Collateral, and discuss the Obligors’ affairs with executive officers of any Obligor.

     (b) The Agent and each Lender severally agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all financial information and other information relating to the Borrowers and each Obligor, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender or (ii) was or becomes available on a nonconfidential basis from a source other than an Obligor (so long as such source is not known to Agent, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Obligor). Notwithstanding the foregoing, the Agent and any Lender may disclose any such information (1) pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority, (2) pursuant to subpoena or other court process, (3) when appropriate to do so in accordance with the provisions of any applicable Legal Requirement, (4) to the extent reasonably necessary in connection with any litigation or proceeding between or among any Obligor and the Agent, any Lender, or their respective Affiliates or any other litigation or proceeding to which the Agent, any Lender, or their respective Affiliates may be party arising out of or related to this Agreement, any other Loan Document, or any transaction contemplated herein, (5) to the extent reasonably required in connection with the exercise of any right or remedy hereunder or under any other Loan Document, (6) to the Agent’s or such Lender’s independent auditors, accountants, attorneys, and other professional advisors, (7) to any prospective Participant or Assignee, actual or potential and (8) to its Affiliates; provided that the receiving parties pursuant to subsections (6), (7) and (8) above, agree to keep such information confidential to the same extent required of the Agent and the Lenders hereunder. The obligations of each party contained in this Section 6.5(b) shall continue for a period of 3 years after such party ceases to be a party to this Agreement.
     Section 6.6. Documents, Instruments, and Chattel Paper. Each Obligor represents and warrants to the Agent and the Lenders that (a) to its Knowledge all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral owned by such Obligor, and all signatures and endorsements thereon of any Obligor, are and will be complete, valid, and genuine in all material respects, and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by such Obligor, free and clear of all Liens other than Permitted Liens.
     Section 6.7. Right to Cure. Upon the occurrence and during the continuance of an Event of Default, the Agent may, in its reasonable discretion, and shall, at the direction of the Majority Lenders and upon ten (10) days notice to the applicable Obligor, pay any amount or do any act required of any Obligor hereunder or under any other Loan Document in order to preserve, protect, maintain, or enforce the Obligations, the Collateral, or the Agent’s Liens therein, and which any Obligor fails to pay or do, including payment of any judgment against any Obligor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that neither the Agent nor the Lenders shall pay any amount (i) being diligently contested by appropriate proceedings or (ii) in respect of any Pre-Petition Lien. All payments that the Agent makes under this Section 6.7 and all out-of-pocket costs and reasonable expenses that the Agent pays or incurs in connection with any reasonable action taken by it hereunder shall be considered part of the Obligations and shall bear interest until repaid at the Default Rate. Any payment made or other action taken by the Agent under this Section 6.7 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.
     Section 6.8. Power of Attorney. Upon the occurrence of and during the continuance of an Event of Default, each Obligor hereby appoints the Agent and the Agent’s designee(s) as such Obligor’s attorney to sign such Obligor’s name on any invoice, bill of lading, warehouse receipt, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements, and other public records and to file any such financing statements permitted under this Agreement by electronic means with or without a signature as authorized or required by applicable law or filing procedure. Each Obligor ratifies and approves all acts of such attorney. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the non-contingent Obligations have been fully satisfied.
     Section 6.9. The Agent’s and Lenders’ Rights, Duties, and Liabilities. The Obligors assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent’s Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Obligor from any of the Obligations.
     Section 6.10. Site Visits, Observations, and Testing. The Agent and its representatives will have the right at any commercially reasonable time, and upon reasonable advance notice to the applicable Debtor and subject to the terms and conditions of any applicable Ground Lease or other Lease, to enter and visit the Real Estate of any Debtor constituting Collateral for the purposes of observing such Real Estate taking and removing soil or groundwater samples on any part of such Real Estate (a) upon prior consultation with such Debtor where the Agent reasonably believes there exists the presence of a Contaminant at concentrations exceeding those allowed by Environmental Laws that could reasonably be expected to materially and adversely affect the value of such Real Estate or (b) at any time during the existence of an Event of Default; provided that in the event such Real Estate is leased by a Debtor, such observing and testing shall be conducted in accordance with the terms of the Ground Lease with respect to such Real Estate and in observation of the rights of any Tenant. The Agent is under no duty, however, to visit or observe such Real Estate or to conduct tests, and any such acts by the Agent will be solely for the purposes of protecting the Agent’s Liens and preserving the Agent and the Lenders’ rights and remedies under this Agreement. No site visit, observation, or testing by the Agent and the Lenders will result in a waiver of any Default or Event of Default or impose any liability on the Agent or the Lenders other than for damages incurred as a result of the gross negligence, willful misconduct, bad faith or breach of the Loan Documents by the Agent or any Lender. In each instance, the Agent will give such Debtor reasonable notice before entering such Real Estate or any other place the Agent is permitted to enter under this Section 6.10. The Agent will make reasonable efforts to avoid interfering with any use of such Real Estate or any other property in exercising any rights provided hereunder. The Agent agrees to indemnify, defend and hold harmless such Debtor from any loss or liability arising from damages caused to Real Estate or any personal property by Agent’s representatives’ actions taken under the authority granted by this Section 6.10. The Agent agrees that any environmental professional retained to perform the taking and removing soil or groundwater samples under this Section 6.10 shall be reasonably qualified and possess reasonable levels of insurance naming Borrowers and any other relevant Debtor as an additional insured for the environmental sampling the environmental professional has been retained to conduct.
     Section 6.11. Joinder of Subsidiaries. Promptly upon any Subsidiary (other than a Foreign Subsidiary) of the Borrowers or its property becoming subject to the Case, the Borrowers shall cause such Subsidiary to execute and deliver to the Agent a joinder agreement and a Guarantee Supplement pursuant to which such Subsidiary will become a party hereto for the purposes of guaranteeing the Obligations and granting the Agent Liens on the Collateral of such new Subsidiary of a type described in the definition of Collateral and such Subsidiary shall (a) obtain such orders from the Bankruptcy Court in the Case as the Agent may reasonably request to effect such joinder and such guarantee and (b) execute and deliver such other instruments, certificates, supplements to the Schedules and agreements in connection herewith and therewith as the Agent may reasonably request subject to the limitations set forth in Section 6.2.
     Section 6.12. Voting Rights, etc. in Respect of Investment Property.
     (a) So long as no Event of Default shall be in existence and the relevant Obligor has not received a written notice pursuant to Section 6.12(b) (i) each Obligor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers, and notifications in respect of any securities) pertaining to its Investment Property or any part thereof; provided that without the prior written consent of the Majority Lenders, no vote shall be cast or consent, waiver, or ratification given or action taken which would (A) be inconsistent with or violate any provision of this Agreement or any other Loan Document in any material respect or (B) amend, modify, or waive any material term, provision, or condition of the certificate of incorporation, bylaws, certificate of formation, or other charter document or other agreement relating to, evidencing, providing for the issuance of, or securing any such Investment Property, in any manner that would materially impair such Investment Property or the Agent’s Liens therein and (ii) each Obligor shall be entitled to receive, and each Debtor must, promptly following its receipt, deposit into the Cash Collateral Accounts, any and all dividends and interest paid in respect of any of such Investment Property (unless otherwise required, or permitted to be used, by this Agreement, including uses permitted under
Section 9.20).
     (b) During the existence of an Event of Default, (i) the Agent may, upon written notice to the relevant Obligor, transfer or register in the name of the Agent or any of its nominees, for the benefit of the Agent and the Lenders, any or all of the Collateral consisting of Investment Property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies, and claims of any Obligor with respect thereto (as used in this Section 6.12 collectively, the “Pledged Collateral”) held by the Agent hereunder, and the Agent or its nominee may thereafter, after written notice to the applicable Obligor, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such

Pledged Collateral or upon the exercise by any such issuer or the Agent of any right, privilege, or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges, or options, and the Agent shall not be responsible for any failure to do so or delay in so doing, (ii) to the extent permitted under Legal Requirements, after the Agent’s giving of the notice specified in clause (i) of this Section 6.12(b), all rights of any Obligor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6.12(a)(i) and to receive the dividends, interest, and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions, (iii) all dividends, interest, and other distributions which are received by any Obligor contrary to the provisions of this Section 6.12(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of such Obligor and, in the case of the Debtors, shall be forthwith deposited into the Cash Collateral Accounts as Collateral in the same form as so received (with any necessary endorsement), and (iv) each Obligor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other instruments as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 6.12(b) and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 6.12(b).
     Section 6.13. Remedies. Neither the Agent nor any Lender shall take any action under this Article 6 (or similar provisions of any Loan Document) except after the five Business Day waiting period in accordance with the Financing Order.
ARTICLE 7
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
     Section 7.1. Books and Records. The Borrowers shall maintain, at all times, correct and complete books, records, and accounts to enable the preparation of its financial statements, on a consolidated basis, in accordance with GAAP.
     Section 7.2. Financial Information. The Borrowers will furnish, or cause to be furnished, to the Agent, the following:
     (a) As soon as available, but in any event not later than 90 days after the close of each Fiscal Year, an audited consolidated balance sheet and consolidated statements of income and cash flow for the General Partner and its consolidated Subsidiaries for such Fiscal Year, and with respect to such audited financial statements, setting forth in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting, in all material respects, the financial position and the results of operations of the General Partner and its consolidated

Subsidiaries as at the date thereof and for the Fiscal Year then ended in accordance with GAAP. Such financial statements shall be examined in accordance with generally accepted auditing standards by, and accompanied by a report thereon (without any qualification or exception as to the scope of such audit, other than any such qualification or exception arising as a result of the commencement of the Case or the events leading thereto) of Deloitte & Touche LLP, other independent certified public accountants of national standing selected by the General Partner or another firm reasonably satisfactory to the Agent. The General Partner authorizes the Agent to communicate directly with the General Partner’s certified public accountants, upon reasonable advance notice to the Borrowers, and by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the General Partner and its consolidated Subsidiaries and to discuss directly with the Agent the finances and affairs of the General Partner and its consolidated Subsidiaries; provided that the Borrowers shall have a reasonable opportunity to participate in such communications.
     (b) As soon as available but in any event not later than 45 days after the end of each of the first three Fiscal Quarters, the unaudited consolidated balance sheet of the General Partner and its consolidated Subsidiaries as at the end of such Fiscal Quarter, and unaudited consolidated statements of income for the General Partner and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, fairly presenting, in all material respects, the financial position and results of operations of the General Partner and its consolidated Subsidiaries as at the date thereof and for such periods, in accordance with GAAP (other than presentation of footnotes and subject to normal year-end audit adjustments). The General Partner shall certify by a certificate signed by its chief financial officer that all such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, subject to normal year-end adjustments and the absence of footnotes, the General Partner’s consolidated financial position as at the dates thereof and its results of operations for the periods then ended.
     (c) As soon as available but in any event not later than 90 days after the end of each Fiscal Year and 45 days after the end of each of the first three Fiscal Quarters, the unaudited consolidated balance sheet of the Obligor or Obligors owning each Primary Property and any Second Lien Property to the extent prepared for the holder of the Prior Lien Debt as at the end of such Fiscal Year or Fiscal Quarter, as the case may be, and unaudited consolidated statements of income for the Obligor or Obligors owning each Primary Property and any Second Lien Property to the extent prepared for the holder of the Prior Lien Debt for such period and, with respect to each of the first three Fiscal Quarters of each Fiscal Year, for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter.
     (d) With each of the financial statements delivered pursuant to Section 7.2(a) and Section 7.2(b), the General Partner shall provide to the Agent a certificate of its chief financial officer or other principal financial officer in the form of Exhibit E (the “Compliance Certificate”) stating that, except as explained in reasonable detail in such certificate, no Default or Event of Default then exists. If such certificate discloses that a Default or Event of Default then exists, such certificate shall set forth what action the Obligors have taken or propose to take with respect thereto.

     (e) Within ten (10) days after the filing thereof or the date the same are sent, as applicable, the Obligors shall provide to the Agent copies of all reports, if any, to or other documents filed by the General Partner with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent (other than routine non-material correspondence) by the General Partner to all holders of any equity interests of the General Partner or of any Debt of any Obligor registered under the Securities Act of 1933 or to the trustee under any indenture under which the same is issued, in each case, unless such statement, report or certificate is made publicly available by such Obligor.
     (f) Promptly and in any event no later than the last Business Day of each month, the Obligors shall provide to the Agent an updated 13-week cash flow forecast of receipts and disbursements on a consolidated basis.
     (g) Promptly, and in any event no later than 1:00 p.m. (Chicago, Illinois time), on the last Business Day of each week, the Obligors shall provide to the Agent the cash balance of the main concentration account of GGPLP as of the close of business on the immediately preceding Business Day (which notice may be provided by electronic mail).
     (h) Promptly after receipt thereof, the General Partner shall provide to the Agent a copy of the final management letter prepared for the General Partner by its independent certified public accountants in connection with its annual audit.
     (i) Promptly after any filing thereof, the Debtors shall deliver to the Agent copies of all written pleadings, motions, applications, financial information, petitions, schedules, reports, and other papers and documents filed with the Bankruptcy Court by or on behalf of any Debtor in the Case.
     (j) Promptly after any delivery thereof, the Debtors shall deliver to the Agent copies of all material written reports and presentations (other than information which is privileged or confidential in respect of the recipient) delivered by or on behalf of any Debtor to any official creditors’ committee in the Case.
     (k) The Obligors shall provide to the Agent such additional information as the Agent (and/or any Lender, acting through the Agent) may from time to time reasonably request regarding the financial and business affairs of any Obligor.
Information required to be delivered pursuant to this Section 7.2 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the General Partner. Information required to be delivered pursuant to this Section 7.2 may also be delivered by electronic communications pursuant to procedures approved by the Agent. Notwithstanding anything to the contrary contained in clauses (e) through (j) of this Section 7.2, the failure to deliver any notice or provide any information in accordance therewith shall not constitute a Default or Event of Default so long as such notice or information is delivered to the Agent concurrently with the delivery of the financial statements pursuant to clauses (a) or (b) above for the period in which such relevant notice or information were to have been given to the Agent.
     Section 7.3. Notices to the Agent. The Obligors shall notify the Agent in writing of the following matters at the following times (which notice shall set forth, in reasonable detail, the action that the Obligors or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto):
     (a) promptly upon obtaining Knowledge of any Default or Event of Default;
     (b) promptly upon obtaining Knowledge of any event or development which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (c) promptly upon obtaining Knowledge of any pending (or written threat of any) action, suit, proceeding, or counterclaim by any Person, or any pending or threatened (in writing) investigation by a Governmental Authority, which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (d) promptly upon obtaining Knowledge of any pending (or written threat of any) strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Obligor, in each case in a manner which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (e) promptly upon obtaining Knowledge of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting any Obligor which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (f) promptly after receipt of any notice of any violation by any Obligor of any Environmental Law which could reasonably be expected to have, or has resulted in, a Material Adverse Effect or that any Governmental Authority has asserted that any Obligor is not in compliance with any Environmental Law or is investigating any Obligor’s compliance therewith, in each case, which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (g) promptly after receipt of any written notice that any Obligor is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Obligor (or Obligor’s Property) is subject to an Environmental Lien which has priority over the Agent’s Liens or any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in each case, could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (h) promptly (and in any event within 30 days) after any change in any Obligor’s legal name, state of organization, or form of organization;
     (i) upon request, each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL, or the IRS with respect to each Pension Plan;

     (j) upon request, copies of each actuarial report for any Pension Plan and annual report for any Multi-employer Plan, and promptly after receipt thereof by any Obligor or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Pension Plan or to have a trustee appointed to administer such Pension Plan, (ii) any unfavorable determination letter from the IRS regarding the qualification of a Pension Plan under Section 401(a) of the Code or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;
     (k) promptly after any Obligor or any ERISA Affiliate has Knowledge that any of the following events, which could reasonably be expected to have, or has resulted in, a Material Adverse Effect, has or will occur: (i) a Multi-employer Plan has been or will be terminated, (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan;
     (l) promptly upon obtaining Knowledge of any (i) default, breach or failure to perform alleged in writing on the part of any Debtor under or in regard to any Major Lease, (ii) default, breach or failure to perform on the part of any Tenant under any Major Lease or any assertion, in writing, by any such Tenant or any guarantor of any such Tenant’s obligations under such Major Lease that such Tenant or guarantor intends to seek to terminate such Major Lease or the guarantee of the Tenant’s obligations thereunder or (iii) bankruptcy or similar action relating to any such Tenant or guarantor, in each case, which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;
     (m) promptly upon obtaining Knowledge of any Casualty that is expected to result in damages in excess of the Threshold Amount or any Condemnation that could reasonably be expected to have a material adverse effect on the value of the relevant Property affected thereby, information regarding such Casualty or Condemnation (as applicable) in such detail as the Agent may reasonably request;
     (n) each Debtor shall deliver to the Agent copies of any written notices of material default or material event of default relating to any Major REA served to or by such Debtor which could reasonably be expected to have a Material Adverse Effect; and
     (o) promptly upon obtaining Knowledge that the aggregate amount of any Tenant Allowances made in respect of Primary Properties has exceeded $7,000,000 in any Fiscal Year (for purposes of the Fiscal Year ending December 31, 2009, for the period from the Closing Date through December 31, 2009).
Notwithstanding anything to the contrary contained in clauses (g), (h), (j), (k), (l), (m), (n) or (o) of this Section 7.3, the failure to deliver any notice or provide any information in accordance therewith shall not constitute a Default or Event of Default so long as such notice or information is delivered to the Agent concurrently with the delivery of the financial statements pursuant to clauses (a) or (b) or Section 7.2 for the period in which such relevant notice or information were to have been given to the Agent. Notwithstanding the foregoing, notice shall be deemed to have been properly given in respect of the events, facts or circumstances set forth in this Article 7 if such events, facts or circumstances are described in any pleading, motion, application, financial information, petition, schedule, report and other papers or documents delivered to the Agent pursuant to Section 7.2(i) or (j).
ARTICLE 8
GENERAL WARRANTIES AND REPRESENTATIONS
     Each of the Obligors warrants and represents to the Agent and the Lenders as follows:
     Section 8.1. Authorization, Validity, and Enforceability of this Agreement and the Loan Documents; No Conflicts. Subject to entry of the Financing Order with respect to each Debtor, each Obligor has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent the Liens upon the Collateral. Subject to entry of the Financing Order with respect to each Debtor, each Obligor has taken all necessary action (including, without limitation, obtaining approval of its stockholders, general partners, limited partners, members, or other applicable equity owners, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by each Obligor and, subject to entry of the Financing Order with respect to each Debtor, constitute the legal, valid, and binding obligations of each Obligor, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and the Cases in particular. Each Obligor’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of any Obligor by reason of the terms of (a) any post-petition contract, agreement, indenture, or instrument to which such Obligor is a party or which is binding upon it, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) any Legal Requirement applicable to such Obligor which could reasonably be expected to have a Material Adverse Effect, or (c) the certificate of limited partnership, agreement of limited partnership, certificate of incorporation, bylaws, or other organizational or constituent documents, as the case may be, of the Borrowers.
     Section 8.2. Validity and Priority of Security Interest; Administrative Priority.
     (a) The provisions of this Agreement and the other Loan Documents create Liens upon the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, which shall be deemed valid and perfected by entry of the Financing Order with respect to each Debtor and which shall constitute continuing Liens on the Collateral having priority over all other Liens on the Collateral (except the Carve-Out and as provided in Section 6.4), securing all the Obligations. The Agent shall not be required to file or record any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interest granted by or pursuant to this Agreement, the Financing Order or any other Loan Document, except the financing statement naming GGMI as debtor to be filed with the Secretary of State of the State of

Delaware. As of the Funding Date, GGMI has not incurred any Debt for borrowed money that is secured by one or more Liens, except for the Liens created by this Agreement.
     (b) Pursuant to Section 364(c)(1) of the Bankruptcy Code, the Obligations of the Debtors shall at all times constitute allowed administrative expenses in the Case, having priority over all administrative expenses of and unsecured claims against the applicable Debtor now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code, subject, as to priority, only to the Carve-Out, and shall at all times be senior to the rights of any Debtor, any Debtor’s estate, and any successor trustee or estate representative in the Case or any subsequent proceeding or case under the Bankruptcy Code. Each of the Guarantors set forth on Schedule 1.1B (other than the Non-Debtor Guarantor), together with the Borrowers, collectively constitute all of the Persons that are subject to the Case as of the Funding Date, and all Major Entities set forth on Schedule 1.1B have been subject to the Case for no less than 15 days prior to the Entry Date.
     Section 8.3. Corporate Name; Prior Transactions. Except as set forth on Schedule 8.3, during the past four months, no Obligor has been known by or used any other corporate name, or been a party to any merger or consolidation with any Person (other than Affiliates of the Borrower).
     Section 8.4. Capitalization; Subsidiaries. Each Obligor is (a) duly incorporated, formed, or organized, as the case may be, and validly existing in good standing under the laws of its state of incorporation, formation, or organization, and (b) qualified to do business as a foreign business entity and in good standing in each jurisdiction in which the failure to be so qualified or be in good standing has had, or could reasonably be expected to have, a Material Adverse Effect, and (c) subject to the entry of the Financing Order with respect to each Debtor, has all requisite power and authority to conduct its business and own its property as presently conducted or owned. As of the Petition Date, the Capital Stock of each Obligor (other than the General Partner) and each Subsidiary of an Obligor directly owned by either Borrower or any Subsidiary is owned beneficially and of record in the amounts and by the Persons set forth on Schedule 8.4 (other than minor typographical errors and shortening of legal names). Each of the Guarantors (other than the Borrowers) is a Subsidiary of GGPLP.
     Section 8.5. Material Agreements. The Borrowers have granted the Agent access to true and complete copies of all Material Agreements. Except as indicated in Schedule 8.5 or as may occur as a result of the commencement of the Case, (a) each of the Material Agreements is in full force and effect and, to the Knowledge of the Debtors, there are no material defaults thereunder on the part of any other party thereto which are not subject to the Automatic Stay or which would reasonably be expected to have a Material Adverse Effect, and (b) no Debtor is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement evidencing or creating any Permitted Lien which is not subject to the Automatic Stay or any other Material Agreement to which it is a party or by which it or its Property is bound which are not subject to the Automatic Stay or which would reasonably be expected to have a Material Adverse Effect.

     Section 8.6. Proprietary Rights. To the Obligors’ Knowledge, as of the Closing Date, none of their Proprietary Rights infringe on or conflict with any other Person’s property and no other Person’s property infringes on or conflicts with such Proprietary Rights, in each case, in a manner which could reasonably be expected to have a Material Adverse Effect.
     Section 8.7. Litigation. As of the Closing Date, there is no pending or (to any Obligor’s Knowledge) written threat of, any action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.
     Section 8.8. Labor Disputes. There is no pending or (to any Obligor’s Knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Obligor or its respective employees which could reasonably be expected to have a Material Adverse Effect.
     Section 8.9. Environmental Laws. Except as otherwise disclosed on Schedule 8.9, as of the Petition Date:
     (a) Each Obligor has complied in all material respects with all Environmental Laws except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (b) Each Obligor has obtained all Permits necessary for its current operations under Environmental Laws if the failure to do so could reasonably be expected to have a Material Adverse Effect, and all such Permits are in good standing and each Obligor is in compliance with all terms and conditions of such Permits except for non-compliance that could not reasonably be expected to have a Material Adverse Effect.
     (c) No Obligor has received any summons, complaint, order, or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant which could reasonably be expected to have a Material Adverse Effect.
     (d) To each Obligor’s Knowledge, none of the present operations of any Obligor is the subject of any current investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant which could reasonably be expected to have a Material Adverse Effect.
     (e) To each Obligor’s Knowledge, there has been no Release of a Contaminant at any Obligor’s Property that requires, or would reasonably be expected to require, investigation, removal, remediation, or other response action under Environmental Laws which, in each case, could reasonably be expected to have a Material Adverse Effect.
The representations and warranties contained in this Section 8.9 are the sole and exclusive representation being made by the Obligors with respect to any environmental matter related in any way to this Agreement or subject matter.

     Section 8.10. No Violation of Law. No Obligor is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.
     Section 8.11. ERISA Compliance. Except as specifically disclosed in Schedule 8.11, as of the Closing Date:
     (a) Except for those failures that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Legal Requirements and (ii) each Obligor and each ERISA Affiliate has made all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Code (or corresponding provisions of ERISA), and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or Section 430 of the Code (or corresponding provisions of ERISA) has been made with respect to any Pension Plan.
     (b) There are no pending or, to the Knowledge of any Obligor, threatened claims, actions, or lawsuits, or actions by any Governmental Authority, with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Except for instances, if any, which together do not give rise to liability which has resulted or could reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than contributions and premiums due and not delinquent under Section 4007 of ERISA) or a Multi-employer Plan (other than contributions in the normal course), (iii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan, and (iv) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     Section 8.12. Taxes. Each Obligor has filed all material federal and other tax returns and reports required to be filed (or appropriate extensions have been timely filed), and has paid all post-petition federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income, or assets or which otherwise are due and payable (other than any such returns or reports or material taxes, assessments, fees and other governmental charges, as applicable (a) being contested in good faith by appropriate proceedings, (b) which consist of interest or penalties on pre-petition taxes or (c) which could not reasonably be expected to have a Material Adverse Effect).
     Section 8.13. Regulated Entities. No Obligor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Obligor is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, or is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.
     Section 8.14. Use of Proceeds. The proceeds of the Term Loan are to be used solely for the purposes specified in Section 9.13. No Obligor is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     Section 8.15. Full Disclosure. None of the representations or warranties made by any Obligor in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements or information contained in any exhibit, report (including the 2008 schedule of net operating income for the Properties delivered to the Agent immediately prior to the Petition Date2), statement, or certificate furnished by or on behalf of any Obligor for use in connection with the Loan Documents (other than projections, forecasts or other forward-looking information or information of any industry-specific or general economic nature), contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, when taken as a whole and in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. The rolling 24-month forecast and the 13-week cash flow forecast delivered to the Agent immediately prior to the Petition Date are the most recent rolling 24-month forecast and the most recent 13-week cash flow forecast of receipts and disbursements on a consolidated basis, in each case prepared prior to the Petition Date (it being understood that the Obligors make no representation or warranty as to such forecasts other than that they have been delivered).3
     Section 8.16. Bank Accounts. Schedule 8.16 contains a complete and accurate list, as of the Petition Date, of all material bank accounts, deposit accounts, commodity accounts, investment accounts and security accounts maintained by each Obligor with any bank or other financial institution; provided that such schedule may, at the option of the Obligors, omit accounts which contain, on average, money with an average individual monthly balance less than $100,000.
     Section 8.17. Governmental Authorization. Except (i) as set forth on Schedule 8.17, (ii) for the entry of or pursuant to the terms of the Financing Order, (iii) for such approvals or similar actions which have been obtained prior to the Closing Date and remain in full force and effect, and (iv) for filings and recordings with respect to the Collateral required to be made under applicable law (if any), no approval, consent, exemption, authorization, or other action by, or notice to, or filing or registration with, any Governmental Authority, or other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document.

[2]	To be delivered immediately prior to the Petition Date.

[3]	To be delivered immediately prior to the Petition Date.

     Section 8.18. First Lien Properties. As of the Funding Date, there has been no material diminution in the fair market value (taking into account any applicable insurance proceeds) of the First Lien Properties since the date of the Commitment Letter, other than arising out of or resulting from (a) the commencement of the Cases, (b) general market conditions beyond the control of the Obligors, (c) acts of war or sabotage or terrorism or (d) earthquakes, hurricanes or other natural disasters. Schedule 8.18 accurately sets forth all First Lien Properties as of the Petition Date (after giving effect to the use of proceeds of the Term Loan) and each owner or lessee under a Ground Lease of First Lien Properties.
     Section 8.19. Prior Lien Debt. Schedule 8.19-1 accurately sets forth, in all material respects, the outstanding principal amount of all Debt for borrowed money due and outstanding in regard to the Prior Lien Debt as of the date set forth in Schedule 8.19-1. Schedule 8.19-2 sets forth, in all material respects, the M&M Liens affecting each Property, the name of each party asserting the claims, the amount claimed as being owed and the Property which is the subject of such claim by any Person who alleges it has supplied any labor and/or materials relating to any such Property and which remain unpaid as of the Closing Date, which information is segregated by each Property affected thereby, except to the extent any M&M Liens not listed in such Schedule 8.19-2 secure valid claims in an amount less than or equal to (i) $25,000,000 in the aggregate with respect to the First Lien Properties and (ii) $50,000,000 in the aggregate with respect to all Properties; provided that it will not be a breach of this representation so long as an amount equal to any amounts in excess of such $25,000,000 and $50,000,000 amounts referred to above are applied either (A) to the payment of M&M Lien claims or (B) to prepay the Term Loan, in either case within 30 days after the date such M&M Liens exceed such amounts. No Debtor has the right to request or receive any further advances of proceeds of any Prior Lien Debt and the only amounts that may hereafter be advanced as part of the Prior Lien Debt are amounts the holders of the Prior Lien Debt may advance as protective advances to pay taxes and insurance premiums relating to, and costs to protect or repair, collateral which secures such Prior Lien Debt. There is no collateral security for any of the Prior Lien Debt that is not part of the Collateral. The Debtors have provided or made available to the Agent, true, correct and complete copies of all material documents which evidence, secure and/or relate to the Prior Lien Debt set forth on Schedule 8.19-1.
     Section 8.20. Leases.
     (a) Schedule 8.20 sets forth in all material respects on a Property by Property basis (to the extent applicable) a rent roll, effective as of March 9, 2009, relating to all Leases (the “Rent Roll”). As of the date of the Rent Roll, to the Borrowers’ Knowledge, each of the Major Leases is valid and enforceable in accordance with its terms and is in full force and effect.
     (b) Except as set forth on Schedule 8.20-1 (the “A/R Report”), as of the date of such A/R Report, no rent (exclusive of any security deposits and de minimis payments constituting rent) under any Major Lease with respect to any of the First Lien Properties is more than 60 days past due.
     Section 8.21. Title. Except as set forth on Schedule 8.21, each Obligor owns good and indefeasible fee and/or leasehold title to its Property and good title to its personal property, in each case free and clear of all Liens whatsoever except the Permitted Liens; provided that after giving effect to the funding of the Term Loan and the use of the proceeds thereof on the Funding Date, none of the First Lien Properties are encumbered by any valid Liens securing outstanding Debt for borrowed money (except to the extent subordinated pursuant to an Intercompany Subordination Agreement and other than any such borrowed money incurred pursuant to a Municipal Financing if such Debt is permitted under Section 9.11(a)(xxi)).
     Section 8.22. Physical Condition.
     (a) Except for matters set forth in Schedule 8.22, as of the Closing Date, no Debtor has Knowledge of any material structural or other material defect or damages in any Property or any Improvements thereon, whether latent or otherwise, which could reasonably be expected to have a Material Adverse Effect.
     (b) No Debtor has received, and no Debtor has Knowledge of any other party’s receipt of, written notice from any insurance company or bonding company of any defects or inadequacies in any Property not covered by insurance policies which would, alone or in the aggregate, adversely affect in any material respect the insurability of the same or of any termination of any policy of insurance or bond which could reasonably be expected to have a Material Adverse Effect.
     Section 8.23. Management. Except as described on Schedule 8.23 or pursuant to contracts with Affiliates of the Obligors, no property management agreements are in effect with respect to any Property as of the Closing Date.
     Section 8.24. Condemnation. No Condemnation that could reasonably be expected to have a Material Adverse Effect has been commenced or, to each Debtor’s Knowledge, is contemplated as of the Closing Date with respect to all or any material portion of any Property.
     Section 8.25. Utilities and Public Access. With respect to all Properties that are operating shopping centers, except as set forth in Schedule 8.25 or to the extent that the failure to have the same would not reasonably be expected to have a Material Adverse Effect, each Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities necessary to the continued use and enjoyment of each Property as presently used and enjoyed.
     Section 8.26. Separate Lots. To the Obligors’ Knowledge, no portion of any Primary Property is part of a tax lot that also includes any real property that is not Collateral unless there exists an equitable and enforceable mechanism for the allocation of taxes thereon.
     Section 8.27. Permits; Certificate of Occupancy. Except as disclosed in Schedule 8.27, each Debtor has to its Knowledge obtained all Permits necessary for the present use and operation of its Property except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect. The uses being made of each Property are in conformity in all material respects with the Permits for such Property, all applicable Legal Requirements and any other restrictions, covenants or conditions affecting such Property except to the extent the failure to so conform would not reasonably be expected to have a Material Adverse Effect.

     Section 8.28. Ground Leased Property. A true and complete copy of all material Ground Leases has been made available to the Agent, and except as set forth on Schedule 8.28, each material Ground Lease in respect of Primary Property or a memorandum thereof has been duly recorded (or the relevant Debtor will promptly use commercially reasonable efforts to cause the same to be duly recorded upon acquiring Knowledge that it has not been duly recorded). Each Ground Lease is in full force and effect and no post-petition default has occurred thereunder and, to each Debtor’s Knowledge, there is not any post-petition existing condition (other than the granting of the security interests hereunder) which, but for the passage of time or the giving of notice or both, would result in a default under the terms of such Ground Lease, in each case which would reasonably be expected to have a Material Adverse Effect.
     Section 8.29. Embargoed Person.
     (a) None of the funds or other assets of any Obligor, or any direct or indirect equityholder in any Obligor, constitute property of, or are beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under federal law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder, with the result that (i) the investment in any Obligor or any direct or indirect equityholder in any Obligor, as applicable (whether directly or indirectly), is prohibited by law or (ii) the Term Loan is in violation of law (any such Person, an “Embargoed Person”).
     (b) No Embargoed Person has any interest of any nature whatsoever in any Obligor or any direct or indirect equityholder in any Obligor, as applicable (whether directly or indirectly), with the result that (i) the investment in any Obligor or any direct or indirect equityholder in any Obligor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Term Loan is in violation of law and (c) none of the funds of any Obligor or any direct or indirect equityholder in any Obligor, as applicable, have been derived from any unlawful activity with the result that (i) the investment in any Obligor or any direct or indirect equityholder in any Obligor, as applicable (whether directly or indirectly) is prohibited by law or (ii) the Term Loan is in violation of law. Notwithstanding the foregoing, no part of this Section 8.29 shall apply, or be construed as applying, to any Person that owns or purchases publicly traded shares in the General Partner.
     Section 8.30. Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws.
     (a) Each Obligor, and to each Obligor’s Knowledge, each Person owning an interest in any Obligor or any direct or indirect equityholder in any Obligor: (A) is not currently identified on the OFAC List and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of any Legal Requirement. Notwithstanding the foregoing, no part of this Section 8.30 shall apply, or be construed as applying, to any Person that owns or purchases publicly traded shares in the General Partner.
     (b) Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that, pursuant to the requirements of the Patriot Act, it is required to obtain,

verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow each Lender or the Agent, as applicable, to identify such Obligor in accordance with the Patriot Act.
ARTICLE 9
AFFIRMATIVE AND NEGATIVE COVENANTS
     Each Obligor covenants to the Agent and each Lender that so long as any of the non-contingent Obligations remain outstanding or any Commitment or this Agreement is in effect:
     Section 9.1. Existence and Good Standing. Each Obligor shall (a) maintain its existence in the jurisdiction of its incorporation, formation or organization, as the case may be (subject only to any mergers, consolidations, dissolutions or liquidations permitted by Section 9.8) and (b) maintain its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Compliance with Law and Agreements; Maintenance of Licenses. Each Obligor shall comply with all Legal Requirements of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) unless failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Obligor shall obtain and maintain all Permits necessary to own its property and to conduct its business in substantially the same manner as conducted on the Closing Date unless failure to do so could not reasonably be expected to have a Material Adverse Effect. No Obligor shall modify, amend, or alter its certificate of limited partnership, certificate of incorporation, partnership agreement, bylaws, or other similar documents in a manner which materially and adversely affects the rights of the Lenders or the Agent.
     Section 9.3. Insurance. Each Obligor will comply with all terms and provisions of Schedule 9.3, which are incorporated herein by reference.
     Section 9.4. Casualty and Condemnation.
     (a) The Agent, on behalf of the Lenders, may, with respect to the First Lien Properties and subject to the rights of any other Person pursuant to any Lease, Ground Lease or REA, (i) jointly with the applicable Debtor settle and adjust any claims in respect of any Casualty or Condemnation, (ii) during the continuance of an Event of Default, settle and adjust any such claims without the consent or cooperation of any Debtor, or (iii) allow the applicable Debtor to settle and adjust any such claims; provided that if no Event of Default has occurred and is continuing, the Debtors may settle and adjust such claims without regard to clause (i) above aggregating not in excess of the Threshold Amount. The reasonable out-of-pocket expenses incurred by the Agent in the adjustment and collection of Loss Proceeds shall become part of the Obligations, and shall be reimbursed by the Borrowers to the Agent within 30 days after receipt of written demand therefor itemizing such expenses.

     (b) Subject to the terms of any Lease, any Ground Lease, any REA or any agreement governing any Pre-Petition Lien, as applicable, all Loss Proceeds from any Casualty or Condemnation, shall be forthwith deposited into a Cash Collateral Account.
     (c) If any Condemnation or Casualty occurs and:
     (i) no monetary Event of Default exists at the time of the Condemnation or Casualty or the receipt of the Loss Proceeds: and
     (ii) either:
     (A) in the case of a Casualty, the Casualty will not render untenantable, or result in the cancellation of Leases (provided that a Lease shall not be deemed cancelled if the relevant Debtor shall enter into a new Lease with an existing or new Tenant on market terms) covering, more than 15% of the gross rentable area of such Property and the General Partner delivers to the Agent evidence reasonably satisfactory to the Agent that the insurer under each applicable insurance policy has not denied liability thereunder; or
     (B) in the case of a Condemnation, the Condemnation did not render untenantable, or result in the cancellation of Leases (provided that a Lease shall not be deemed cancelled if the relevant Debtor shall enter into a new Lease with an existing or new Tenant on market terms) covering, more than 15% of the gross rentable area of the applicable Property, and the General Partner delivers to the Agent evidence reasonably satisfactory to the Agent that such Property can be restored to an economically and architecturally viable unit.
then the Loss Proceeds (after reimbursement of any reasonable out of pocket expenses incurred by the Agent in connection therewith) shall be applied to the cost of restoring, repairing, replacing or rebuilding such Property or part thereof subject to the Casualty or Condemnation, in the manner set forth below. The Debtors hereby covenant and agree to commence or cause to be commenced as promptly and diligently as practicable and to prosecute or cause to be prosecuted such restoring, repairing, replacing or rebuilding of such Property in a workmanlike fashion and in accordance with applicable law to a status at least equivalent to the quality and character of such Property immediately prior to the Condemnation or Casualty. If there shall remain excess Loss Proceeds after the proposed restoration has been substantially completed in accordance with the provisions of this Section 9.4, such excess shall be maintained in a Cash Collateral Account and disbursed in accordance with this Agreement. Notwithstanding anything to the contrary contained in this clause (c), if the terms of any Lease, any Ground Lease, any REA or any agreement governing any Prior Lien Debt require restoration, repair, replacement, rebuilding or other application then the Loss Proceeds shall be applied in accordance with the terms of such Lease, Ground Lease, REA or agreement governing such Prior Lien Debt, as the case may be.
     (d) Each Debtor shall cooperate with the Agent in obtaining for the Lenders the benefits of any Loss Proceeds lawfully or equitably payable to the Lenders. The Agent shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including all costs and expenses set forth in Section 15.6) out of such Loss Proceeds.

     (e) If a Debtor is not entitled to apply Loss Proceeds toward the restoration of its Property pursuant to Section 9.4(c), such Loss Proceeds shall either be applied within two (2) Business Days (during which period no Obligor shall be entitled to make any Restricted Payment) of receipt of such Loss Proceeds as a prepayment on the Term Loan or deposited into a Cash Collateral Account, as the Agent may so elect.
     Section 9.5. Covenants with Respect to REA.
     (a) The Debtors covenant and agree as follows:
     (i) each Debtor shall comply with all material terms, conditions and covenants of any Major REA except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect; and
     (ii) notwithstanding anything herein to the contrary, each Debtor shall have the right to waive or negotiate settlement of defaults (or threatened defaults) under any REA, so long as such waiver or settlement could not reasonably be expected to have a Material Adverse Effect.
     (b) Each Debtor shall pay all post-petition fees, assessments, charges or other amounts assessed to such Debtor pursuant to any Major REA when the same become due and payable (subject to good faith disputes) to the extent the failure to pay such fees, assessments, charges or other amounts could reasonably be expected to have a Material Adverse Effect.
     (c) Subject to the terms of the applicable REA, in the event proceeds of a Casualty or Condemnation with respect to the Property owned or leased by a Debtor under a Ground Lease are required to be deposited into a segregated account pursuant to any REA, the Borrowers shall cause such amounts to be deposited into a segregated account of the type specified in the REA or established with an Eligible Institution. Any amounts released from such segregated account to any Debtor shall be deposited into the Cash Collateral Accounts in accordance herewith.
     (d) At the Borrowers’ written request, the Agent, for and on behalf of the Lenders, shall enter into a subordination agreement with respect to any (i) new REA or (ii) amendment, restatement, amendment and restatement, supplement or other modification of an existing REA, in each case, to the extent permitted by this Agreement and otherwise upon reasonable and customary terms. For avoidance of doubt, the costs and expenses of the Agent in connection with the review of any such subordination agreement shall be paid or reimbursable by the Borrowers in accordance with Section 15.6; provided that such fees and expenses shall not exceed $3,000 per agreement.
     Section 9.6. Environmental Laws.
     (a) Each Obligor shall conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect. Each Obligor shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws that could reasonably be expected to result in a Material Adverse Effect of which any Obligor at any time has Knowledge

(“Environmental Compliance Issues”) and shall upon written request from the Agent report to the Agent from time to time on such response to any unresolved Environmental Compliance Issue.
     (b) The Agent may reasonably request, in which case the Obligors will promptly furnish or cause to be promptly furnished to the Agent, an update of the status of each unresolved Environmental Compliance Issue (whether past or present), if any, and copies of non-privileged technical reports prepared by any Obligor and its communications with any Governmental Authority to determine whether such Obligor is proceeding reasonably to correct, cure, or contest in good faith any Environmental Compliance Issue. At any time any Environmental Compliance Issue that could reasonably be expected to have a Material Adverse Effect or Event of Default exists, the Obligors shall at the Agent’s or the Majority Lenders’ request and at the Obligors’ expense, (i) retain an independent environmental professional reasonably acceptable to the Agent to evaluate the site, including tests if appropriate, to which the Environmental Compliance Issue relates and prepare and deliver to the Agent (with a copy to the relevant Obligor), for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to the Agent for distribution by the Agent to the Lenders a supplemental report of such environmental professional whenever the scope of the environmental problems (if any), or the response thereto or the estimated costs thereof, shall change in any material respect.
     Section 9.7. Compliance with ERISA. Except to the extent the same could not reasonably be expected to result in a Material Adverse Effect, each Obligor shall and shall cause each ERISA Affiliate to: (a) maintain each Pension Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law; (b) make all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Code (or corresponding provisions of ERISA or any Multi-employer Plan); and (c) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in each case unless enforcement action is stayed pursuant to Legal Requirements.
     Section 9.8. Mergers, Consolidations, Sales, Acquisitions. No Obligor shall consummate any transaction of merger, reorganization, or consolidation, or sell, assign, lease (or otherwise dispose of all or any part of its property (including any sale or other disposition of Capital Stock of an Obligor)) (for purposes of this Section 9.8, each such transaction, a “disposition”), or wind up, liquidate or dissolve, except for:
     (a) dispositions of obsolete, worn out or surplus personal property or personal property no longer useful in the business of the Obligors;
     (b) consolidations, mergers and dispositions of assets between or among Obligors (provided that any such consolidation or merger involving a Borrower shall result in a Borrower being the surviving entity in such consolidation or merger);
     (c) dissolutions and liquidations if all of the property of the dissolving Obligor is transferred to a Debtor;

     (d) dispositions of any Property (or any Debtor owning a Property or its direct or indirect parent holding company); provided that the net proceeds thereof are applied in accordance with Section 3.3(a);
     (e) dispositions of real property to an anchor occupant;
     (f) (i) dispositions of inventory (including gift cards, sales transfers and/or dedications from the Debtors’ master planned communities and condominium sales) in the ordinary course of business; provided that, in the case of condominium sales, the net proceeds thereof are applied in accordance with Section 3.3(a); and (ii) sales of Property pursuant to any purchase option, right of first refusal, right of first offer or similar right in respect of any of the Properties, in each case, in the ordinary course of business and (A) to the extent existing on the Petition Date, (B) consisting of customary purchase options, rights of first refusal, rights of first offer or similar rights given in respect of anchor occupant parcels or outparcels or (C) in respect of any Second Lien Property;
     (g) dispositions of personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such dispositions are promptly applied to the purchase price of such replacement property;
     (h) the disposition of cash and cash equivalents for a purpose that is otherwise permitted under this Agreement;
     (i) dispositions made pursuant to the Loan Documents;
     (j) dispositions of accounts in connection with the collection or compromise thereof;
     (k) Leases permitted under Section 9.19 and licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Obligor;
     (l) transfers of property subject to any Casualty or Condemnation proceeding (including in lieu thereof) upon receipt of the net proceeds therefor;
     (m) dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the General Partner, are not material to the conduct of the business of any Obligor;
     (n) the expiration of any option agreement in respect of real or personal property;
     (o) Permitted Liens to the extent constituting a disposition of property;
     (p) dispositions of personal property (other than Capital Stock) among the Obligors and by an Obligor to any non-debtor Affiliate in the ordinary course of business;
     (q) in order to resolve disputes that occur in the ordinary course of business (in which event the Obligors may discount or otherwise compromise for less than the face value thereof) the disposition of notes or accounts receivable;

     (r) a disposition in order to qualify members of the board of directors (or similar governing body) if required by applicable law;
     (s) Restricted Payments in accordance with Section 9.20 and, to the extent constituting a disposition, Permitted Liens;
     (t) any involuntary or voluntary terminations of Hedge Agreements;
     (u) dispositions of investments in non-wholly owned Persons to the extent required by, or made pursuant to, buy/sale arrangements among the owners of the Capital Stock of such entity set forth in binding agreements pertaining to the ownership of such Capital Stock entered into before the Closing Date;
     (v) dispositions of Property secured by Pre-Petition Liens to the holders of such Pre-Petition Liens when the Borrowers reasonably believe that doing so is in the best interests of the Debtors and that the relevant Debtor’s equity interest in such assets is negative; and
     (w) the disposition of the Property described on Schedule 9.8;
     Notwithstanding the foregoing, for the purposes of clause (d) and sales of condominiums pursuant to clause (f)(i), (w) no Debtor shall consummate the disposition of any of the Properties collectively known to the parties as “Victoria Ward” without the prior written consent of the Agent, (x) no Property (or any Debtor owning a Property or its direct or indirect parent holding company) shall be disposed of for less than fair market value, as determined by the applicable Debtor in good faith, (y) no First Lien Property (or any Debtor owning a First Lien Property or its direct or indirect parent holding company) with a fair market value in excess of $30,000,000 shall be disposed of without the prior written consent of the Agent and (z) if any Real Estate of any Person is being disposed together with any First Lien Property (or any Debtor owning a First Lien Property or its direct or indirect parent holding company) in a single transaction or in a series or related transaction, none of such dispositions shall be consummated unless the Agent shall be satisfied with the allocation of consideration among such First Lien Property and other Real Estate.
     Section 9.9. Transactions with Affiliates. No Obligor shall (i) sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to management or service fees), to any Affiliate (other than the other Obligors), (ii) lend or advance money or property to, invest in (by capital contribution or otherwise) or purchase or repurchase any stock, indebtedness or any property of, any Affiliate or (iii) become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate (any of the foregoing, “Investments”); provided that the foregoing shall not prohibit any of the following:
     (a) transactions upon fair and reasonable terms no less favorable to such Obligor than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate;
     (b) Investments among the Obligors;
     (c) Investments existing as of the Closing Date;

     (d) Investments (i) by any Affiliate of the Obligors that is not an Obligor in any Obligor, (ii) by any Obligor in any Affiliate of an Obligor that is not an Obligor consisting of required capital contributions pursuant to agreements or instruments existing as of the Closing Date, (iii) by the Non-Debtor Guarantor in its Subsidiaries or (iv) otherwise, in an aggregate amount not to exceed $25,000,000 after the Closing Date; provided that if an Event of Default has occurred and is continuing, no Investments under clause (ii) or (iv) in an amount of $1,000,000 or more shall be made without the prior written consent of the Agent
     (e) transactions in the ordinary course of business in accordance with the General Partner’s and its Subsidiaries’ cash management system;
     (f) loans and advances to directors, officers, employees and members of management of the Obligors in the ordinary course of business consisting of advances of payroll, travel expenses, petty cash and similar items;
     (g) Investments reasonably necessary for such Obligor to remain qualified as a real estate investment trust, qualified REIT subsidiary or taxable REIT subsidiary under the provisions of the Code;
     (h) dispositions permitted pursuant to Section 9.8, Debt permitted by Section 9.11(a) and Liens permitted pursuant to Section 9.11(b);
     (i) Restricted Payments permitted in accordance with Section 9.20 and loans and advances made in lieu of such permitted Restricted Payments;
     (j) acquisitions of the property and assumptions of obligations of Affiliates resulting from mergers, consolidations, liquidations or dissolutions of any Affiliate permitted by Section 9.8;
     (k) reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements in the ordinary course of business or to the extent approved in good faith by the board of directors (or other governing body) of such Obligor;
     (l) the payment of management fees by the Obligor which owns Willowbrook Mall to GGMI in accordance with the Amended and Restated Willowbrook Mall Property Management Agreement dated December 19, 1995;
     (m) equity issuances not prohibited by this Agreement; and
     (n) reasonable and customary fees paid to members of the board of directors (or other governing body) of any Obligor (or its direct or indirect parent) and reimbursement of reasonable out-of-pocket costs and expenses of such Persons.
     Section 9.10. Business Conducted. No Obligor shall engage directly or indirectly, in any line of business other than the businesses in which such Person is engaged on the Closing Date and businesses reasonably related or ancillary thereto.

     Section 9.11. Debt; Liens; No Negative Pledge.
     (a) No Obligor shall create, incur, assume or suffer to exist any Debt except:
     (i) Debt under the Loan Documents;
     (ii) Debt in existence on the Petition Date (and refinancings thereof in accordance with clause (b) of the definition of “Permitted Liens”);
     (iii) Capital Leases in existence on the Petition Date;
     (iv) purchase money Debt and Debt in respect of Capital Leases, in each case incurred after the Petition Date in the ordinary course of business of the Obligors as modified pursuant to the Case;
     (v) endorsement of items for deposit or collection in the ordinary course of business;
     (vi) indebtedness with respect to letters of credit or guaranties entered into in the ordinary course of business and any amendment, modification, extension, renewal or replacement thereof; provided that any letters of credit or guaranties under this clause (vi) shall be included in the limitation under clause (xiv);
     (vii) Debt among Obligors; provided that no such Debt shall be incurred by GGMI other than in the ordinary course of business;
     (viii) Debt which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with dispositions permitted pursuant to Section 9.8;
     (ix) Debt consisting of the financing of insurance premiums in the ordinary course of business, so long as the aggregate amount payable pursuant to such Debt does not materially exceed the amount of the premium for such insurance;
     (x) cash management obligations and Debt in respect of netting services, overdraft protection and similar arrangements in connection with cash management and deposit accounts;
     (xi) Debt representing deferred compensation to directors, officers, members of management, employees or consultants of the Obligors in the ordinary course of business;
     (xii) contingent obligations in respect of indemnities or similar agreements to hold others harmless arising in the ordinary course of business;
     (xiii) Debt in respect of indemnity, performance, surety, stay, customs, bid, appeal bonds, completion guarantees or other similar obligations provided in the ordinary course of business, including guarantees or obligations of the Obligors with respect to

(and deposits of cash to secure) letters of credit supporting such indemnity, performance, surety, stay, customs, bid, appeal bonds, completion guarantees or other similar obligations, but excluding Debt incurred through the borrowing of money, Capital Leases and purchase money obligations;
     (xiv) other Debt of the Obligors in an aggregate principal amount at any time outstanding not to exceed, together with the aggregate amount of all letters of credit and guaranties under clause (vi) above, $100,000,000 (in all cases without double counting); provided that (x) before any Obligor incurs any Debt for borrowed money pursuant to this clause (xiv) in an aggregate principal amount exceeding $10,000,000, such Obligor shall provide to the Agent a reasonably detailed summary of the economic and other terms of such Debt and (y) no Debt for borrowed money incurred pursuant to this clause (xiv) in an aggregate principal amount in excess of $20,000,000 shall have a final maturity sooner than, or a weighted average life less than, that of the Term Loan;
     (xv) Guaranties of the Obligors with respect to Debt of the Obligors permitted hereunder;
     (xvi) Debt consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;
     (xvii) Debt constituting reimbursement obligations with respect to (and deposits of cash to secure) letters of credit issued in the ordinary course in respect of workers’ compensation, unemployment insurance, social security or other similar laws, to secure the performance of tenders, statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations, securing insurance premiums or deductibles, coinsurance, reinsurance, self-retention or reimbursement obligations, indemnity, performance, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a similar nature; provided that upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (xviii) Debt of the Obligors to any Affiliate of the Obligors in the ordinary course of business in connection with cash management and otherwise consistent with the cash management order in all material respects;
     (xix) additional Prior Lien Debt advanced as protective advances to pay taxes and insurance premiums relating to, and costs to protect or repair, collateral secured by Pre-Petition Liens, to the extent permitted under the definitive documents for such Prior Lien Debt as in effect on the Closing Date (as refinanced in accordance with clause (b) of the definition of Permitted Liens);
     (xx) to the extent constituting Debt by virtue of clause (h) of the definition thereof, Debt (other than in respect of borrowed money, purchase money and Capital Leases) secured by Permitted Liens;
     (xxi) Debt constituting a Municipal Financing incurred in the ordinary course of business in connection with a new development or redevelopment of the Property;

provided that the prior written consent of the Agent shall be required with respect to any Municipal Financing that qualifies as Debt incurred after the Petition Date with respect to any First Lien Property; and
     (xxii) all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described above in this Section 9.11(a).
     (b) No Obligor shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.
     (c) Other than as set forth in this Agreement, no Obligor will enter into or become subject after the Closing Date to any agreement, contract, or other arrangement whereby any Obligor is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Agent’s Lien, except for the following:
     (i) any agreement governing any post-petition Debt permitted by (A) clauses (iv), (ix) and (xvi) of Section 9.11(a) as to the assets financed with the proceeds of such Debt or (B) clauses (vi), (xiii) and (xvii) of Section 9.11(a) in respect of cash collateral;
     (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of an Obligor;
     (iii) customary provisions restricting assignment of any agreement entered into by an Obligor in the ordinary course of business;
     (iv) agreements of any holder of any Permitted Lien set forth in clause (b), (f), (m), (n), (o)(ii), (r), (s) or (v) of the definition thereof restricting the transfer of any property subject thereto;
     (v) customary restrictions and conditions contained in any agreement relating to the disposition of any Property permitted under Section 9.8 pending the consummation of such disposition or in leases, subleases, licenses or sub-licenses relating to the assets covered thereby;
     (vi) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person;
     (vii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into the ordinary course of business; or
     (viii) customary provisions in joint venture agreements and similar agreements applicable to joint venture relating solely to such joint venture.
     Section 9.12. New Subsidiaries. No Obligor shall, directly or indirectly, organize, create or acquire any direct Subsidiary other than as follows:

     (a) in connection with a tax driven strategy in the ordinary course of business;
     (b) Subsidiaries (i) existing on the Closing Date, and/or (ii) acquired or formed by a Subsidiary that was not a Debtor at the time of such acquisition or formation;
     (c) new Subsidiaries of the Obligors approved in writing by the Agent; and
     (d) as approved by the Bankruptcy Court and reasonably acceptable to the Agent.
     Section 9.13. Use of Proceeds. The proceeds of the Term Loan shall be used (a) first, to repay the Debt set forth in Schedule 9.13 and (b) after such Debt has been repaid in full and the Pre-Petition Liens with respect thereto have been released, for general working capital purposes (not otherwise prohibited by this Agreement) in the ordinary course of business, (i) to fund expenses incident to the Obligors’ efforts to operate, maintain, reorganize, or dispose of their business and assets, (ii) to fund payment of fees and expenses owing to Professional Persons incurred during the Case, (iii) to pay all fees and expenses provided under this Agreement (whether incurred before or after the Petition Date) and, in any event, only to the extent authorized by the Financing Order, and (iv) as otherwise authorized by the Financing Order, including, without limitation, permitted capital expenditures, priority employee wage claims, and expenses associated with the assumption of executory contracts and unexpired leases. The Borrowers shall not use any portion of the proceeds of the Term Loan, directly or indirectly, (A) to purchase or carry any Margin Stock, (B) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to purchase or carry any Margin Stock, (C) to extend credit for the purpose of purchasing or carrying any Margin Stock, (D) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (E) as prohibited pursuant to Section 9.15.
     Section 9.14. Warrant Terms.
     (a) Issuance of Warrants. On the Issue Date, each Grantor shall issue to PS Green Holdings, LLC (“PSG”) or other Persons designated by PSG (PSG and such other Persons, as applicable, “Warrantholders”) warrants (the warrants issued pursuant to this Section 9.14, “Warrants”) to acquire, upon exercise (i) with respect to the General Partner, 4.9% of each class or series of Equity Securities of the General Partner (on a Fully Diluted Basis) determined as of the Plan Date and (ii) with respect to any Grantor other than the General Partner, 4.9% of any class of Equity Securities of such Grantor (on a Fully Diluted Basis) issued, issuable, or Transferred in respect, exchange, conversion, or settlement of any Claim in each case in respect of Eligible Obligations (other than any Equity Securities that are Transferred to, and continue to be retained by, the General Partner or a Person that is a Qualified Subsidiary as of the Plan Date and remains a Qualified Subsidiary pursuant to the POR) in connection with the Case, in each case in accordance with this Section 9.14. The aggregate exercise price of all of the Warrants issuable by any Grantor shall be $100. The Grantor shall cause the aggregate par value of the Equity Securities issuable upon exercise of such Warrants to be $100 or less. The Borrowers and Guarantors shall cause any of their respective direct or indirect Subsidiaries that are not parties to this Agreement to take the actions contemplated to be taken by any such Person as a Grantor under this Section 9.14. Notwithstanding any other provision hereof, Warrants shall not be required to be issued hereunder in respect of Equity Securities issued under any employee benefit plan approved by a majority of the Board of Directors of the General Partner or pursuant to a POR providing for the issuance of Excluded Employee Securities (in either case, an “Approved Equity Plan”); provided, however, that the Equity Securities issuable by the relevant Grantor in respect of any award made or contemplated to be made at the time that Warrants are issuable hereunder pursuant to any such plan shall be included in the calculation of the number of Equity Securities issued or outstanding on a Fully Diluted Basis.
     (b) Warrant Agreement. On the applicable Issue Date, the applicable Grantor shall enter into a Warrant Agreement with a bank or trust company mutually agreed to by PSG and the General Partner to act as the warrant agent in respect of each series of warrants herein contemplated. Prior thereto, the applicable Grantor shall furnish such information as PSG may reasonably request relating to its capitalization. PSG and the General Partner shall cooperate promptly and reasonably to insert in the form of Warrant Agreement information as to the name of the Grantor, description of Equity Securities, warrant exercise price, and number of Equity Securities purchasable and such other information as may be necessary, in each case consistent with the provisions of this Section 9.14, and furnish a copy thereof to the Grantor and exchange agent so designated for execution. Absent manifest error (in which event PSG, the General Partner and the Grantor shall cooperate in good faith to resolve the matter), the form of Warrant Agreement so prepared shall be duly executed by the applicable Grantor as promptly as practicable thereof. Each Warrant Agreement shall provide that the registration rights provided thereunder shall also apply to (i) any of the Securities of the Grantor that are held on the date hereof by investment funds controlled by PSG and that are reinstated or converted in a POR and (ii) other Securities as necessary to implement clause (g) hereof.
     (c) General. All calculations of the amounts of Securities initially issuable upon exercise of Warrants shall be made on a Fully Diluted Basis as of the Plan Date. Any fractional share otherwise issuable pursuant to a Warrant shall be rounded up or down to the nearest whole share, with 0.50 being rounded up. Subject to the receipt by the applicable Grantor of customary representations, warranties, and covenants from the Warrantholders, Lenders, and their applicable Affiliates intended to (x) protect the REIT status, if applicable, of any such Grantor and (y) ensure that any such Grantor can properly fulfill its federal income tax reporting obligations, the Borrowers and Guarantors shall, and shall cause any Grantor that is not a party to this Agreement to, amend or grant waivers of applicable provisions of their relevant certificates of incorporation, bylaws, and other comparable governing documents as necessary so as to permit the ownership of the Warrants and any and all Equity Securities that may be received upon exercise of the Warrants and to provide that such ownership, taken together with (i) the ownership of any Equity Securities acquired pursuant to the conversion of the Term Loan as contemplated by Schedule 3.1 and (ii) the reinstatement or conversion of Securities of the General Partner and its Subsidiaries owned by the Lenders and their Affiliates as of the date hereof, will not have any adverse consequences under any shareholder rights plan or similar arrangement.
     (d) Allocation. Within 10 Business Days following the Petition Date, the General Partner shall select a financial expert reasonably acceptable to PSG, and PSG and the General Partner shall jointly engage such financial expert to determine (i) the fair market value, as of the date of this Agreement, of the potential right to receive Warrants as set forth in this Section 9.14 and (ii) the fair market value, as of the date of this Agreement, of the Term Loan, without giving effect to the Warrants, as set forth in this Agreement. The determination by the financial expert shall be final, conclusive, and binding on the parties and their respective Affiliates and the parties shall not take, and shall cause their respective Affiliates not to take, any position inconsistent with such determination in any income Tax filings made by them or on their behalf with any Governmental Authorities. The fees and expenses of the financial expert, payable in connection with the limited purposes engaged herein, shall be paid by the General Partner.
     (e) Transfer Restrictions. Notwithstanding any other provision of this Agreement, PSG shall not, on or prior to the Plan Date, directly or indirectly, Transfer all or any portion of its rights hereunder to receive, or rights otherwise related to, the Warrants (the “Rights”) to any Person other than a Controlled Affiliate of PSG (and any such Transfer to a Controlled Affiliate of PSG shall be deemed void ab initio if such transferee or any subsequent transferee of such Rights ceases to be a Controlled Affiliate of PSG), except that such Transfer restrictions shall not apply at any time that an Event of Default exists and the Obligations have been declared due and payable under Section 11.2. Any transferee under this clause (e) will be bound by the same restrictions as its transferor. For avoidance of doubt, any attempted Transfer of all or any portion of the Rights in violation of this clause (e) shall be void ab initio.
     (f) Participation Right. In the event that, in connection with a POR, the General Partner, GGP Limited Partnership, or The Rouse Company LP offers to sell any newly issued Equity Securities, the General Partner or such other Grantor will offer to sell to the Warrantholders up to an aggregate of 4.9% of such number of Equity Securities; provided, however, that such participation right shall not apply to any Equity Securities issued, issuable, or Transferred in connection with any transaction or related transactions the aggregate effect of which is to cause a Change in Control, unless the investor purchasing the largest amount in value of such offering agrees to such participation. The Warrantholders shall be entitled to purchase all or part of such Equity Securities at the same price and on the same terms (including timing) as such Equity Securities are sold by the General Partner in such sale transaction. In the event that a sale of Equity Securities giving rise to the participation right in this clause (f) is to take place, the General Partner or other selling Person, as applicable, shall give PSG a written notice setting forth the terms and conditions upon which PSG may purchase up to 4.9% in the aggregate of the Equity Securities in accordance with this clause (f) (the “Participation Notice”). After receiving a Participation Notice, the Warrantholders may agree to purchase the Equity Securities offered pursuant to this clause (f), in whole or in part, on the same terms and conditions (including timing) offered to other potential purchasers.
     (g) Cooperation with PSG’s Structuring Activities. The General Partner and PSG agree to, and the General Partner agrees to cause any Grantor that is not a party to this Agreement to, cooperate in good faith to assist PSG and its controlled Affiliates in conjunction with structuring activities relating to the ownership of Securities of the General Partner and its direct and indirect Subsidiaries (including any pre-petition debt and Equity Securities held on the date hereof, the Warrants (and any Securities into which such Warrants are exercisable) and any Securities to be issued in connection with the conversion of the Term Loan as contemplated by Schedule 3.1).
     (h) Definitions. The following definitions shall apply to this Section 9.14:

     (i) “Claim” means any “claim” (within the meaning given to such term under section 101(5) of the Bankruptcy Code) against, or “equity security” (within the meaning given to such term under section 101(16) of the Bankruptcy Code) in, any Debtor or direct or indirect Subsidiary of a Debtor in the Case, and a “Claimholder” means a holder of a Claim.
     (ii) “Controlled Affiliate” means, as to any Person (the “subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the subject Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.
     (iii) “Eligible Obligation” means, without duplication, any Liabilities under or in respect of: (i) the indenture dated May 5, 2006, as amended, among The Rouse Company LP, TRC Co-Issuer, Inc., and LaSalle Bank, National Association, specifically the 6.75% notes due 2013; (ii) the indenture dated February 24, 1995, as amended, among The Rouse Company LP and The Bank of New York Mellon Corporation, specifically the 3.625% notes due 2009, the 8% notes due 2009, the 7.2% notes due 2012, and the 5.375% notes due 2013; (iii) trust preferred securities due 2036 issued by GGP Capital Trust I, a subsidiary of GGP Limited Partnership; (iv) 3.98% exchangeable senior notes due 2027 issued by GGP Limited Partnership; (v) the second amended and restated credit agreement dated February 24, 2006, among the General Partner and the other parties thereto; and (vi) any unsecured Liabilities of the General Partner, The Rouse Company LP, or GGP Limited Partnership.
     (iv) “Equity Security” means any common stock, preferred stock, operating unit, partnership interest, membership interest, equity interest, or other capital stock of any Person, or any Security or contractual right (regardless of whether or not such Security is characterized as “debt” or “equity”) that does not provide by its terms for (A) regular periodic payments of interest or original issue discount in lieu thereof and (B) payment of a stated principal amount upon maturity. In addition to the preceding, the term “Equity Security” shall include any Security the terms of which provide for all of the following (A) regular periodic payments of interest or original issue discount in lieu thereof, (B) payment of a stated principal amount upon maturity and (C) the stated right to more than de minimis profits participation or other financial interest that by its terms is based upon or derived from a measure of financial performance of the issuer. “Equity Security” shall be deemed to include (x) any phantom stock right, stock appreciation right, or stock-based performance unit issued by the Grantor that expressly derives its value from the value of a related Equity Security of such Grantor, (y) any Security or other contractual right that is convertible, exchangeable, or exercisable into, or that represents any call, right, or other option to acquire, any Equity Security, and (z) any synthetic, derivative, swap or other contractual right for which the Grantor is liable that has an exercise or conversion privilege or a settlement payment or mechanism at a value determined with reference to the market price or value of any Equity Security of such Grantor, whether or not such right is subject to settlement in whole or in part in any Equity Security of such Grantor. If a Grantor issues Securities where the fair market value of the Securities (as calculated in accordance with Statement of Financial Accounting Standards No. 157 (“SFAS 157”), as would be required to be reflected on the balance sheet of such Grantor or in the notes thereto as of the date of issuance, prepared in accordance with GAAP, including SFAS 157) exceeds the face value of such Securities as of such issuance, then the Grantor shall be deemed to have issued Equity Securities in the form of Common Stock of the General Partner valued in accordance with the POR, equal in amount to such excess of fair market value over the face value. The determination, if any, of the fair value over the face value of such Securities shall be prepared by management, reviewed by the General Partner’s independent public accountants and financial advisors, and derived from the pro forma balance sheet included in the disclosure statement approved by the Bankruptcy Court and prepared and disseminated in connection with the POR. Such pro forma balance sheet shall be prepared by management in accordance with SOP 90-7, and shall utilize “fresh start” accounting if appropriate thereunder, and shall be reviewed by the General Partner’s independent public accountants.
     (v) “Excluded Employee Securities” means (A) rights, options, phantom stock, stock appreciation rights, restricted stock units, or similar rights issued in the ordinary course of business by a Grantor to purchase, or the value of which is determined by reference to, the common stock, operating units, partnership interests, membership interests, equity interests or other capital stock of the Grantor under an Approved Employee Plan and (B) as applicable, common stock, operating units, partnership interests, membership interests, equity interests or other capital stock issued after the date hereof in settlement of any rights or instruments described in clause (A) above.
     (vi) “Fully-Diluted Basis” means, with respect to any calculation of the amount of any class of Equity Securities, a calculation in which the reference number utilized is equal to the number of such Equity Securities that would be outstanding after giving effect to, without duplication, the number of such Equity Securities outstanding, plus the number of such Equity Securities issuable, as of the Plan Date, upon (A) the conversion, exchange or exercise of all of the Warrants issued in respect of such Equity Security, (B) the issuance and/or reinstatement of any such Equity Securities in connection with the POR or sold in a related rights offering (which shall be deemed not to include any such Equity Securities issued or sold to unrelated third party purchasers for cash in a bona fide non-rights offering sale of such Equity Securities for fair value in connection with the consummation of such POR and the emergence of such Grantor from bankruptcy), and (C) the conversion or exchange of all other outstanding Securities of the Grantor that are convertible or exchangeable into such Equity Securities, and the exercise of all other options, warrants, or other rights issued by the Grantor (whether presently exercisable or not) to purchase such Equity Securities or securities of the Grantor that are convertible or exchangeable (whether presently convertible or exchangeable or not) into or exercisable (whether presently exercisable or not) for such Equity Securities (including any such Securities, options, warrants, and rights issued in connection with any plan in respect of such Grantor in the Case); provided, however, that clause (C) shall not be deemed to include rights issued under a stockholder rights plan commonly referred to as a “poison pill” unless such rights are exercisable.

     (vii) “Grantor” means (i) the General Partner and any successor thereto (and any references to “Grantor” in this Section 9.14 shall be deemed to include any direct or indirect holding company of the General Partner created, or caused to be created, by the General Partner prior to consummation of the Case) and (ii) any other Person controlled directly or indirectly by the General Partner that issues Equity Securities that are distributed on, in respect of, or in conversion or exchange for, any Claim related to an Eligible Obligation. For the avoidance of doubt, the term “Grantor” will not include a successor to the General Partner in any merger, consolidation, or other business acquisition or combination transaction in which all or a portion of the business and assets of the General Partner or its successor is acquired by or combined with another entity (whether pursuant to an asset or stock purchase, merger, consolidation, or other form of transaction), it being the intention of the parties that in any such transaction the Warrant would be exercisable only for 4.9% of the consideration received or to be received in any such transaction by Claimholders of Eligible Obligations.
     (viii) “Issue Date” means, with respect to any Equity Securities in respect of which Warrants are to be issued, the date on which Equity Securities are reinstated, issued, or otherwise Transferred to a Claimholder in connection with the consummation of the Case.
     (ix) “Liability” means any liability, debt, obligation, claim, loss, damage, deficiency, fine, cost, or expense of any kind, whether relating to payment, performance, or otherwise, known or unknown, fixed, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, due or to become due, vested or unvested, whether or not required to be reflected or reserved against on financial statements of the obligor under GAAP.
     (x) “POR” has the meaning given to such term in Schedule 3.1.
     (xi) “Qualified Subsidiary” means a direct or indirect Subsidiary of the General Partner that is, directly or indirectly, wholly owned by the General Partner (except for any equity interests of such Subsidiary held by third parties not controlled directly or indirectly by the General Partner as of the Petition Date).
     (xii) “Security” has the meaning given to such term under Section 2 of the Securities Act of 1933, as amended, and includes any option, warrant or other right to acquire a Security, whether upon exercise, conversion, exchange or otherwise and whether or not exercisable with the passage of a period of time or occurrence of an event.
     (xiii) “Transfer” means to sell, pledge, assign, convey, or otherwise transfer.
     Section 9.15. Case Matters.
     (a) All fees or expenses of Professional Persons at any time paid by the Debtors, or any of them, shall be paid by the Debtors pursuant to procedures established by an order of the Bankruptcy Court.

     (b) No Debtor shall assert, file or seek, or consent to the filing or the assertion of or joinder in, or use any portion of the proceeds of the Term Loan to compensate services rendered or expenses incurred in connection with, any claim, counterclaim, action, proceeding, order, application, pleading, motion, objection, any other papers or documents, defense (including, without limitation, offsets and counterclaims of any nature or kind), or other contested matter (including, without limitation, any of the foregoing the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration, or similar relief):
     (i) invalidating, setting aside, avoiding, subordinating, or otherwise challenging the validity, perfection, enforceability, or nonavoidability (under Sections 105, 506(c), 542, 543, 544, 545, 547, 548, 549, 550, 551, 552(b), or 553 of the Bankruptcy Code or otherwise), in each case, in whole or in part, of the Obligations or the Agent’s Liens;
     (ii) reversing, modifying, amending, staying or vacating the Financing Order, except for modifications and amendments consented to by the Agent in writing;
     (iii) granting priority for any administrative expense, secured claim or unsecured claim against the Borrowers or any of the Guarantors other than the Non-Debtor Guarantor (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Agent and the Lenders in respect of the Obligations, except as provided under the Carve-Out and Pre-Petition Liens;
     (iv) granting or imposing under Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, any Lien equal or superior to the priority of the Agent’s Liens (other than under clause (i) of the definition of Permitted Liens (to the extent, and only to the extent, set forth in the Financing Order) or as permitted to have priority under Section 6.4);
     (v) permitting the use of cash collateral as defined in Section 363 of the Bankruptcy Code, except as expressly permitted by the Financing Order or this Agreement; or
     (vi) modifying, altering, or impairing in any manner any Warrant Agreement, any Warrant or any of the Agent’s Liens pursuant to the Financing Order, this Agreement, or any of the Loan Documents or any documents related thereto (including, without limitation, the right to demand payment of all Obligations and to enforce its liens and security interests in the Collateral), whether by plan of reorganization or liquidation, order of confirmation, or any financings of, extensions of credit to, or incurring of debt by any Debtor, whether pursuant to Section 364 of the Bankruptcy Code or otherwise.
     (c) No Debtor shall seek or consent to any order (i) dismissing any part of the Case under Sections 105, 305 or 1112 of the Bankruptcy Code or otherwise; or (ii) converting any part of the Case under Sections 105 or 1112 of the Bankruptcy Code or otherwise, in each case in respect of any Major Entity, unless such Debtor would cease to be a Major Entity upon giving effect to transactions permitted under Section 9.8; provided that any mandatory prepayments required under Section 3.3 shall occur substantially contemporaneously with or prior to such dismissal or conversion.
     (d) The Debtors will not make any payments or transfer any property on account of claims asserted by any vendors of any Debtor for reclamation in accordance with Section 2-702 of any applicable UCC and Section 546(c) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court upon prior notice to the Agent or unless otherwise consented to by the Agent.
     (e) The Debtors will not return any inventory or other property to any vendor pursuant to Section 546(g) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court in accordance with Section 546(g) of the Bankruptcy Code upon prior notice to the Agent or unless otherwise consented to by the Agent.
     Section 9.16. No Amendments or Advances of Prior Lien Debt. No amendment or modification of the terms of the Prior Lien Debt constituting debt for borrowed money or any document or instrument which evidences, secures or otherwise relates to any Prior Lien Debt constituting debt for borrowed money will be effected, other than in connection with any refinancing permitted hereby, without the prior written consent of the Agent. No Debtor will request or accept any advance of proceeds of any Prior Lien Debt after the Closing Date other than protective advances to pay taxes and insurance premiums relating to, and costs to protect or repair, collateral which secures such Prior Lien Debt.
     Section 9.17. Maintenance of Property; Compliance with Legal Requirements; Parking.
     (a) Each Debtor will keep its Property and Improvements that are operating as shopping malls or occupied buildings in good working order and repair, reasonable wear and tear, Casualty and Condemnation excepted. Each Debtor shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Each Debtor shall comply with, and shall cause its Property and Improvements to be operated, maintained, repaired and improved in compliance with, all Legal Requirements, Insurance Requirements and the requirements of any Major Lease or Ground Lease, in each case except to the extent that the failure to comply, operate, maintain, repair or improve the relevant Property or Improvements (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is occasioned by Casualty or Condemnation and (A) the Agent or other insured party has not made available the proceeds thereof to the relevant Debtor to restore, repair, replace or rebuild the relevant Property or Improvements, or (B) the relevant Debtor is in the process of restoring, repairing, replacing or rebuilding the relevant Property or Improvements.
     (b) As applicable, each Debtor shall provide, maintain and light parking areas of its Properties that are operating as shopping malls, including any sidewalks, aisles, streets, driveways, sidewalk cuts and rights-of-way to and from the adjacent public streets, in a manner consistent with properties of a similar class as the relevant Property in the locale where such

Property is located, in each case except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.
     Section 9.18. Taxes and Other Claims. Each Obligor shall pay and discharge all material post-petition federal and other material post-petition taxes, assessments and governmental charges levied upon it, its income and its assets, subject to any orders of the Bankruptcy Court, and all lawful post-petition claims for labor, materials and supplies or otherwise, in each case subject to any rights to contest contained in the definition of Permitted Liens. Each Obligor shall file all post-petition federal and all post-petition material state and local tax returns and other reports that it is required by law to file within the timeframes permitted (including any extensions thereof). All references in this Section to post-petition taxes, assessments and governmental charges shall, in the case of the Non-Debtor Guarantor only, include a reference to pre-petition taxes, assessments and governmental charges of the Non-Debtor Guarantor.
     Section 9.19. Leases.
     (a) Upon the reasonable request of the Agent, the Borrowers shall furnish the Agent with executed copies of any Major Leases entered into after the Closing Date. The Debtors hereby covenant and agree that, with respect to First Lien Properties and subject to clause (b) below, all new Major Leases and renewals or amendments of Major Leases shall be entered into with Tenants whose identity and creditworthiness are appropriate for tenancy at the applicable Property, shall provide for rental rates and other economic terms which, taken as a whole, are not materially less favorable than then-existing market rates, based on the applicable market, except as otherwise agreed to by the Agent.
     (b) With respect to First Lien Properties, all new Major Leases that do not comply with Section 9.19(a) shall be subject to the prior written consent of the Agent (it being understood that all other Leases or terminations, renewals and amendments of Leases shall not require the Agent’s prior written consent), which consent shall not be unreasonably withheld, conditioned or delayed. Each Debtor shall have the right to waive or negotiate settlement of defaults (or threatened defaults) under Leases, so long as such waiver or settlement could not reasonably be expected to have a Material Adverse Effect.
     (c) Each Debtor shall (i) observe and perform all material post-petition obligations imposed upon the lessor under the Major Leases (other than Major Leases that are rejected pursuant to the Case), (ii) with respect to First Lien Properties, enforce all material terms, covenants and conditions contained in the Major Leases on the part of the lessee thereunder to be observed or performed, short of termination thereof (including enforcing the provisions, if any, requiring Tenants to perform all acts necessary to satisfy the requirements of Governmental Authorities and, if applicable, to do such acts as are necessary to maintain their respective certificates of occupancy in full force and effect); provided that a Debtor may terminate any Lease, subject to Section 9.19(b) above, following a default thereunder by the respective Tenant, (iii) not collect any of the rents under any Major Lease (exclusive of security deposits) more than one month in advance of the due date thereof, other than in connection with the satisfaction or compromise of Tenant improvements costs, (iv) not execute any assignment of lessor’s interest in the Leases or associated rents other than the assignment of rents and leases contained in the Financing Order and, as applicable, in the documents that create or evidence the Pre-Petition

Liens (or any refinancing or extension thereof permitted under this Agreement) and (v) not cancel or terminate any guarantee (except in accordance with the terms thereof) of any of the Major Leases without the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed) unless such cancellation or termination could not reasonably be expected to have a Material Adverse Effect.
     (d) At the Borrowers’ written request, the Agent, for and on behalf of the Lenders, shall enter into a subordination, non-disturbance and attornment agreement, in the form (i) in the case of Leases with respect to First Lien Properties, attached hereto as Exhibit F or (ii) in the case of Leases with respect to Second Lien Properties, in the form approved by the lender that holds the prior Lien on such Second Lien Property, and, in each case with respect to any national Tenant, as such Tenant and the Agent shall reasonably agree. The Agent shall not be required to provide any such subordination, non-disturbance and attornment agreement with respect to First Lien Properties unless it shall receive in exchange an estoppel certificate from the Tenant under the applicable Lease that the Tenant is not aware of any material default by the landlord under the Lease. For avoidance of doubt, the costs and expenses of the Agent in connection with the review of any such subordination, non-disturbance and attornment agreement shall be paid or reimbursable by the Borrowers in accordance with Section 15.6; provided that such fees and expenses shall not exceed $100 per such agreement in the case of agreements set forth in clause (i) which are not negotiated and otherwise $1,000 per agreement.
     (e) With respect to any approval by the Agent of a Major Lease pursuant to Section 9.19(a) or any consent of the Agent regarding any Major Lease referred to in Section 9.19(b), if no response thereto is received by the General Partner from the Agent within five (5) Business Days of a request for such approval or consent is delivered in writing to the Agent, then such approval or consent (as applicable) shall be deemed to have been given by the Agent.
     Section 9.20. Restricted Payments. No Obligor shall make any Restricted Payment except, subject to Section 3.3(a) and Section 9.4(e):
     (a) the Obligors may make Restricted Payments to any other Obligor (and, in the case of Obligors (other than the General Partner) that are not wholly-owned Subsidiaries, to other equity holders in accordance with and to the extent provided for in their governing organizational documents as in effect on the Closing Date or by applicable law);
     (b) Restricted Payments to any other Obligor and to the General Partner and to its equityholders in order to maintain its REIT status under the Code; provided that, in the case of Restricted Payments to the equityholders of the General Partner, the cash portion of any such Restricted Payments shall not exceed the minimum cash portion necessary to maintain such REIT status, taking into account IRS Revenue Procedure 2009-15 and any comparable guidance;
     (c) Restricted Payments by an Obligor to a Subsidiary of the Borrowers that is not an Obligor to enable such Subsidiary or another Subsidiary to satisfy any tax liabilities (after taking into account any off-setting deductions) that are attributable to the business or activities of any Obligor and are not payable directly by any Obligor, in each case to the extent used to pay such tax liabilities; and

     (d) Restricted Payments by any Obligor to enable the recipient or its direct or indirect parent to make preferred dividends in the amount not to exceed $500,000 in the aggregate; provided that any such preferred dividend is made by an entity that qualifies as a REIT.
ARTICLE 10
CONDITIONS OF LENDING
     Section 10.1. Conditions Precedent to Making of Term Loan. The obligation of each Lender to make the Term Loan on the Funding Date is subject to the following conditions precedent having been satisfied (except if and to the extent that any such condition has been expressly waived in writing by the Agent and the Lenders):
     (a) Financing Order. At the time of the making of the Term Loan, the Agent shall have received a certified copy of the Financing Order, which Financing Order (i) shall have been entered on the docket of the Bankruptcy Court on or before the Funding Date and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the written consent of the Agent; and, if the Financing Order is the subject of a pending appeal in any respect, neither the making of the Term Loan, nor the performance by the Debtors of any of their respective obligations hereunder, under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.
     (b) First Day Orders. All of the “first day motions” filed by the Debtors and all of the “first day orders” entered on the docket of the Bankruptcy Court in the Case shall be reasonably satisfactory in form and substance to the Agent and the Lenders; it being understood and agreed that the “first day motions and orders” delivered to the Agent prior to the Petition Date and set forth on Exhibit L are satisfactory.
     (c) Delivery of Documents. The Agent shall have received each of the following documents, which shall be satisfactory in form and substance to the Agent and the Lenders:
     (i) executed counterparts of this Agreement, executed and delivered by a Responsible Officer of each Borrower and each other Obligor listed on Schedule 1.1B, the Agent, and the Lenders;
     (ii) a Term Note payable to the order of each Lender, duly executed and delivered by the Borrowers, complying with the requirements of Section 2.2(d);
     (iii) a copy of the resolutions of the board of directors (or similar governing body) of each Obligor authorizing and approving (as applicable) the commencement of the Case and the execution, delivery and performance of the Loan Documents;
     (iv) written opinions (addressed to the Agent and the Lenders and dated the Funding Date), issued by counsel to the Obligors in the forms set forth as Exhibits J-1 and J-2, respectively;

     (v) all other documents and instruments required by law or reasonably requested by the Agent in proper form to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents; it being understood that no Mortgages, UCC financing statements or similar documents will be filed on the Funding Date except a UCC financing statement naming the Non-Debtor Guarantor as debtor to be filed with the Secretary of State of the State of Delaware;
     (vi) all governmental and regulatory approvals necessary in connection with the closing of this Agreement and the transactions contemplated hereby and such approvals shall have been received and be in full force and effect; and
     (vii) all certificates of insurance with proper loss payee and additional insured endorsements for the insurance policies required by Section 9.3.
     (d) The representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the Funding Date as if made on and as of such date (except to the extent that any such representation or warranty relates to another specified date, in which case the same shall be true and correct as of such other specified date), which shall be amended by the “Exception Report” (as defined in the Commitment Letter).
     (e) No material adverse change shall have occurred with respect to the assets, liabilities, business, financial condition, or results of operations of the Obligors, taken as a whole, in comparison to those that existed on the date of the Commitment Letter, in each case other than as a result of the filing of the Petitions and the commencement of the Case.
     (f) The Obligors shall have paid all costs and expenses of the Agent set forth in Section 15.6 invoiced at least two Business Days prior to the Funding Date, due and payable to the Agent for the benefit of the Agent or the Lenders.
     (g) All Major Entities set forth on Schedule 1.1B have been subject to the Case for no less than 15 days prior to the Entry Date.
     (h) No event shall have occurred and be continuing, or would occur as a result of such extension of credit, which constitutes a Default or an Event of Default.
The acceptance by the Borrowers of any proceeds of the Term Loan shall be deemed to be a representation and warranty (other than with respect to conditions qualified as satisfactory to, to the satisfaction of or similar approval or consent of the Agent or any Lender, as to which the Borrowers make no representations or warranty) made by the Obligors to the effect that all of the conditions precedent to the making of the Term Loan have been satisfied or to the knowledge of the Borrower waived, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Obligors as of the Funding Date to such effect.

ARTICLE 11
DEFAULT; REMEDIES
     Section 11.1. Events of Default. It shall constitute an event of default (“Event of Default”) if, on or after the Closing Date, any one or more of the following shall occur for any reason:
     (a) any failure by any Borrowers or any other Obligor obligated therefor to pay (i) any principal amount owing hereunder within two Business Days of the date when due (provided that no grace period shall be available for principal payments due on the Maturity Date) or (ii) any interest or premium on any of the Obligations or any fee or other amount owing hereunder within two Business Days of when due, whether upon demand or otherwise;
     (b) any representation or warranty made or deemed made by any Obligor in this Agreement or in any of the other Loan Documents or any certificate furnished by any Obligor at any time to the Agent or any Lender hereunder or thereunder shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;
     (c) any default shall occur in
     (i) the observance or performance of any of the covenants and agreements contained in paragraphs (4), (5) and (6) of Schedule 3.1, Section 4.1, Section 7.3(a), Section 9.1 (but only insofar as it requires the preservation of the existence of the Borrowers), Section 9.8, Section 9.9, Section 9.11, Section 9.12, Section 9.13, Section 9.14 and Section 9.15 or in any Warrant Agreement or in any Warrant;
     (ii) the observance or performance of any of the covenants and agreements contained in this Agreement, other than as referenced in Section 11.1(a) or Section 11.1(c)(i), or any other Loan Documents, and such default shall continue for a period of thirty (30) days after receipt by the General Partner of written notice from the Agent; provided that if such breach is not capable of cure within such thirty (30) day period, such period shall be extended for a reasonable period of time to permit such cure so long as the relevant Person has promptly commenced and is diligently pursuing such cure; provided that, other than in the case of cures involving maintenance and repair of Real Estate and Improvements, such extended period shall not exceed an additional sixty (60) days; or
     (iii) the observance or performance of any of the covenants and agreements contained in paragraph (3) of Schedule 3.1 and such default shall continue for a period of five (5) Business Days after the payment date (as such term is used in such paragraph (3));
     (d) any default shall occur with respect to any post-petition Debt of any Debtor or any Debt of the Non-Debtor Guarantor (in each case, other than the Obligations) in an outstanding principal amount which exceeds $50,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligor, and such default shall continue for more than the period of any grace, waiver, cure or forbearance, if any, if the effect thereof (after taking into account the giving of notice or after the lapse of any required time period or both) is to accelerate, or to permit the holders of any such post-petition Debt to accelerate, the maturity of any such post-petition Debt, or any such post-petition Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
     (e) any Loan Document, including any guaranty of the Obligations, shall be (i) terminated other than in accordance with its terms, (ii) revoked by an Obligor, (iii) declared void, invalid, or unenforceable (it being understood that, to the extent the Financing Order contains provisions to allow the realization on the Collateral, no such declaration, invalidity or unenforceability shall constitute an Event of Default so long as the Liens on the Collateral granted pursuant to the Financing Order remain valid and enforceable), or (iv) challenged in writing by any Obligor;
     (f) one or more judgments, orders, decrees, or arbitration awards (other than any claim against any Property that is not stayed pending appeal granting relief from the Automatic Stay with respect to the Debtors’ Properties) is entered against any Obligor involving liability in the aggregate (to the extent not covered by independent third party insurance) as to any single or related or unrelated series of transactions, incidents or conditions, of $37,500,000 or more, and the same shall remain unsatisfied, unvacated, and unstayed pending appeal or not subject to the Automatic Stay for a period of 60 days after the entry thereof;
     (g) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time which has resulted or could reasonably be expected to result in a Material Adverse Effect; or (iii) any Obligor or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount which has resulted or could reasonably be expected to result in a Material Adverse Effect;
     (h) any Loan Document, any Warrant or any Warrant Agreement ceases to be in full force and effect (other than in accordance with its terms) or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected, and prior to all other Liens (other than Permitted Liens which are expressly permitted to have priority over the Agent’s Lien) or is terminated, revoked, or declared void (other than in accordance with its terms) it being understood that to the extent the Financing Order contains provisions to allow the realization on any Collateral, no such termination, revocation, declaration, invalidity or unenforceability with respect to any Loan Document shall constitute an Event of Default;
     (i) an order shall be entered confirming any plan of reorganization in the Case in respect of any Major Entity (unless the applicable Debtor would cease to be a Major Entity upon giving effect to a transaction permitted under Section 9.8 and any mandatory prepayments required under Section 3.3 occurring substantially contemporaneously with or prior to such plan of reorganization), which does not, upon entry thereof (i) contain a provision for the payment in full in cash of all non-contingent Obligations as of and no later than the effective date of such plan (ii) provide for the continuation of the Liens and security interests granted to the Agent for the benefit of the Lenders and the required priorities of such Liens until the Obligations have been paid in full in cash and (iii) provide for the issuance of warrants in accordance with the terms of the Financing Order, each Warrant, each Warrant Agreement and Section 9.14;
     (j) an order with respect to the Case shall be entered appointing, or any Obligor shall file an application for an order with respect to the Case seeking the appointment of, in either case without the prior written consent of the Agent (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner or any other Person with enlarged powers relating to the operation of the business (i.e., powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;
     (k) an order shall be entered dismissing the Case or converting the Case to a case under Chapter 7 of the Bankruptcy Code, in each case in respect of a Major Entity, unless the applicable Debtor would cease to be a Major Entity upon giving effect to a transaction permitted under Section 9.8 and any mandatory prepayments required under Section 3.3 occurring substantially contemporaneously with or prior to such dismissal or conversion;
     (l) any Debtor or any Person with the support of any Debtor shall file any pleading, or any order is entered with respect to the Case, without the prior written consent of the Agent (i) to revoke, reverse, stay, modify, supplement, or amend the Financing Order, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of the Agent and the Lenders in respect of the Obligations other than the Carve-Out, (iii) to grant or permit the grant of a Lien on any of the Collateral other than Permitted Liens (other than with respect to any pleading that (A) has been filed inadvertently, (B) has not resulted in the granting of or permission to grant such Lien and (C) has been withdrawn as soon as practicable but in no event later than the earlier to occur of (1) 15 days from the filing of such pleading or (2) 3 days prior to the hearing on the motion), (iv) to permit any Debtor to use proceeds of Collateral other than in accordance with the terms of the Loan Documents, (v) to invalidate or otherwise challenge any of the Agent’s Liens, or otherwise object to, or raise defenses to, the extent, amount (other than bona fide disputes as to the amount of Obligations owed), validity, perfection, priority or enforceability of any of the Obligations or the Agent’s Liens, (vi) to surcharge under Section 506(c) or 552 of the Bankruptcy Code any Collateral, or (vii) permit the use of cash collateral except as permitted by this Agreement and the Financing Order;
     (m) an order shall be entered that is not stayed pending appeal granting relief from the Automatic Stay to any creditor of a Debtor with respect to any claim against any Property that, when taken together with all other orders entered on the docket of the Bankruptcy Court that are not stayed pending appeal granting relief from the Automatic Stay with respect to the Debtors’ Properties, could reasonably be expected to have a Material Adverse Effect; provided that it shall not be an Event of Default if relief from the Automatic Stay is granted (i) solely for the purpose of allowing such creditor to determine the liquidated amount of its claim against a Debtor, (ii) to permit the commencement of or prosecution of a proceeding to collect proceeds in respect of a Condemnation or Casualty, (iii) to make protective advances in respect of taxes, insurance premiums or costs to protect or repair any Collateral secured by a Prior Lien Debt or (iv) in connection with a transaction permitted by Section 9.8(v);

     (n) the violation by any Debtor of any of the provisions of the Financing Order if such violation is adverse to the Agent or the Lenders;
     (o) absent the prior written consent of the Agent, any change or alteration that is adverse in any material respect to the Lenders to (i) the consolidated cash management system of the Obligors, as such system existed on the Petition Date (other than changes in the ordinary course of business consistent with past practices), or (ii) any order entered by the Bankruptcy Court in the Debtors’ chapter 11 cases approving such cash management system; or
     (p) a Change in Control.
     Section 11.2. Remedies.
     (a) If an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, at any time or times and in any order, without notice to or demand on any Obligor, restrict the amount of or refuse to permit any Lender to make the Term Loan. If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the action described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Obligor except as required by Section 11.2(e): (A) terminate the Commitments and the other obligations of the Agent and the Lenders under this Agreement; (B) declare any or all Obligations to be immediately due and payable; and (C) pursue its other rights and remedies under the Loan Documents, the Financing Order and/or applicable law. Except as otherwise provided in the Financing Order, the Agent and the Lenders may exercise any of the foregoing remedies without demand and without further application to or order of the Bankruptcy Court.
     (b) Each Obligor recognizes that the Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by a Legal Requirement, the Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal or state securities laws, even if such issuer would agree to do so. Each Obligor further agrees to do or cause to be done, to the extent that such Obligor may do so under Legal Requirements, all such other acts and things as may be necessary to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all Legal Requirements at the Obligors’ expense. Each Obligor further agrees that a breach of any of the covenants contained in this Section 11.2(b) will cause irreparable injury to the Agent and the Lenders for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 11.2(b) shall be specifically enforceable against such Obligor, and each Obligor hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Obligor’s failure to perform such covenants will not cause irreparable injury to the Agent and the Lenders or (ii) the Agent or the Lenders have an adequate remedy at law in respect of such breach. Each Obligor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Agent and the Lenders by reason of a breach of any of the covenants contained in this Section 11.2(b) and, consequently, agrees that, if such Obligor shall breach any of such covenants and the Agent or the Lenders shall sue for damages for such breach, such Obligor shall pay to the Agent, for the benefit of the Agent and the Lenders, as liquidated damages and not as a penalty, an aggregate amount equal to the value of the Collateral or other property to be sold on the date the Agent shall demand compliance with this Section 11.2(b).
     (c) If an Event of Default has occurred and is continuing: (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Obligor’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Obligors shall, upon the Agent’s demand, at the Obligors’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iv) the Agent may hold, lease, develop, manage, operate, control and otherwise use the First Lien Properties upon such terms and conditions as the Agent may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Agent deems reasonably necessary or desirable), exercise all such rights and powers of each Obligor with respect to the First Lien Properties, whether in the name of Obligor or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Agent under the Loan Documents, (v) the Agent may employ consultants to inspect the First Lien Properties and to assure compliance by each Obligor of the terms and conditions of the Loan Documents and to take any other reasonable actions, as the Agent deems reasonably necessary or desirable, in connection with the First Lien Properties (including preparing for the disposition thereof), and all actual, reasonable, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Obligors and (vi) upon demand from the Agent, the applicable Obligor shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any First Lien Property to recognize and accept the Agent, for the benefit of and on behalf of the Lenders, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Obligor and the performance of such Obligor thereunder and, in such event, without further notice or demand and at such Obligor’s sole cost and expense, the Agent, for the benefit of and on behalf of the Lenders, may exercise all rights of such Obligor arising under such agreements. Without in any way requiring notice to be given in the following manner, each Obligor agrees that any notice by the Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Obligor if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Obligors’ address specified in or pursuant to Section 15.7. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Obligor irrevocably waives: (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Obligor agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each Obligor’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising, or selling any Collateral, and each such Obligor’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Obligations. The Agent will return any excess to the applicable Obligor and the Obligors shall remain liable for any deficiency.
     (d) The Obligors acknowledge and agree that the Lenders would not provide the Term Loan if, among other things, they were not assured that if an Event of Default specifically occurs, the Agent, on behalf of the Lenders, may obtain all amounts in the Cash Collateral Accounts and apply them immediately to the Obligations, and otherwise exercise the other rights and remedies available to the Agent.
     (e) Notwithstanding anything herein to the contrary, (i) neither the Agent nor any Lender shall take any action under this Section 11.2 (or similar provisions of any Loan Document) except after compliance with any applicable notice requirements applicable thereto set forth in accordance with the Financing Order, and (ii) following the occurrence and during the continuance of an Event of Default, all amounts received by the Agent on account of the Obligations, from the Obligors and/or all amounts with respect to the proceeds of any Collateral (including, after the Agent has given the General Partner notice of the exercise of control, all amounts in the Cash Collateral Accounts) shall be (subject to the proviso below) promptly disbursed by the Agent as follows, unless otherwise agreed by the Agent and the Majority Lenders: (A) first, to the payment of expenses incurred by the Agent in the performance of its duties and the enforcement of the rights and remedies of the Agent and the Lenders under the Loan Documents, including, without limitation, all costs and expenses of collection, reasonable attorneys’ fees, court costs and other amounts required to be paid or reimbursed by the Obligors to the Agent or the Lenders as provided by this Agreement or any of the other Loan Documents; (B) second to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until interest accrued on the Term Loan has been paid in full; (C) third, to the Lenders, pro rata in accordance with their respective Pro Rata Shares, until principal of the Term Loan then due and payable (if any) has been paid in full; (D) fourth, to the Agent, any remaining amount owed to the Agent pursuant to the terms of this Agreement or any other Loan Document; (E) fifth, to each Lender, any remaining amount owed to such Lender pursuant to the terms of this Agreement or any other Loan Document hereof multiplied by a fraction, the numerator of which is all remaining amounts owed to such Lender hereunder and thereunder and the denominator of which is the aggregate of all remaining amounts due all Lenders hereunder and thereunder, until all such remaining amounts have been paid in full and (F) lastly, to the extent the non-contingent Obligations have been paid in full, to the Borrowers; provided that (1) payments in respect of “adequate protection” claims shall be made unless the Term Loan has been accelerated, (2) at the Agent’s sole discretion and with the consent of the Majority Lenders, any such amounts may instead be applied toward the payment of property taxes, rent payments with respect to Ground Leases, operating expenses, property capital expenditures, Debt secured by Liens or other items affecting the Properties and/or the Collateral and (3) all proceeds received by the Agent and the Lenders in respect of sales of Collateral subject to a Pre-Petition Lien shall first be paid to the holder of such Pre-Petition Lien to the extent of its priority interest in such proceeds. The order of priority set forth in this Section 11.2(e) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent and the Lenders as among themselves. The order of priority set forth in this Section 11.2(e) may at any time and from time to time be changed by the Agent and the Lenders without necessity of notice to or consent of or approval by any Obligor or any other Person.
     (f) An Event of Default shall occur as set forth in this Agreement even if an act or circumstance which gives rise, directly or indirectly, to such Event of Default has been authorized by the Bankruptcy Court or another court or tribunal with jurisdiction over the Case. Neither the Agent nor any Lender shall have any obligation whatsoever to object to any relief requested by any Debtor from the Bankruptcy Court or another court or tribunal with jurisdiction over the Case if and because such relief would or may constitute, or would or may lead to, an Event of Default, or the Agent’s or any Lender’s failure to object to such relief shall not limit the Events of Default under this Agreement, constitute a waiver or release of rights and remedies under this Agreement, estop or preclude the Agent or any Lender from fully enforcing the same, or have any res judicata effect on whether an Event of Default has occurred under this Agreement. Each Debtor shall be fully responsible for determining whether any relief it seeks from the Bankruptcy Court or another court or tribunal with jurisdiction over the Case would or may constitute, or would or may lead to, an Event of Default under this Agreement, and authorization for such relief shall not limit in any manner whatsoever such Debtor’s obligation to fully comply with all of the terms and conditions of this Agreement.
     (g) Without limiting the remedies of the Agent and the Lenders hereunder, each Obligor further agrees that a breach of any of the covenants and agreements of the Obligors contained in Section 9.14 or paragraphs (4), (5) and (6) of Schedule 3.1 will cause irreparable injury to the Agent and the Lenders for which there is no adequate remedy at law and, as a consequence, agrees that each such covenant and agreement contained in Section 9.14 or paragraphs (4), (5) and (6) of Schedule 3.1 shall be specifically enforceable against such Obligor, and the Agent and the Lenders shall be entitled to obtain injunctive relief with respect thereto without any bond or other security being required, and each Obligor hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Obligor’s failure to perform such covenants will not cause irreparable injury to the Agent and the Lenders or (ii) the Agent or the Lenders have an adequate remedy at law in respect of such breach.

ARTICLE 12
GUARANTY
     Section 12.1. Guaranty; Limitation of Liability.
     (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Obligor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, reasonable out-of-pocket fees and expenses of counsel but excluding allocated costs of in-house counsel) incurred by the Agent or any Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Obligor to the Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Obligor.
     (b) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.
     Section 12.2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Obligor or whether any Borrower or any other Obligor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Obligor under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;
     (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents or any other assets of any Obligor;
     (e) any change, restructuring or termination of the corporate structure or existence of any Obligor or;
     (f) any failure of the Agent or any Lender to disclose to any Obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to such Agent or such Lender, as the case may be (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);
     (g) the failure of any other Person to execute or deliver this Guaranty or the release or reduction of liability of any Guarantor or surety with respect to the Guaranteed Obligations; or
     (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Obligor or any other guarantor or surety, in its capacity as a guarantor or surety.
     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Obligor or otherwise, all as though such payment had not been made.
     Section 12.3. Waivers and Acknowledgments.
     (a) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
     (b) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
     (c) Each Guarantor acknowledges that the Agent may, to the extent permitted by applicable law, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Loan Document by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Agent and the Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
     (d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor or any of its Subsidiaries now or hereafter known by the Agent or such Lender, as the case may be.
     (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 12.2 and this Section 12.3 are knowingly made in contemplation of such benefits.
     Section 12.4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other Obligor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower or any other Obligor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
     Section 12.5. Guaranty Supplements. Upon the execution and delivery by any Subsidiary of a guaranty supplement in substantially the form of Exhibit H hereto (each, a “Guaranty Supplement”), (a) such Subsidiary shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty or any other provision of this Agreement to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “this Agreement,” “hereunder,” “hereof” or words of like import referring to this Guaranty and/or this Agreement, as the case may be, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty and this Agreement as supplemented by such Guaranty Supplement; provided that in no event shall a Foreign Subsidiary be obligated to become a Guarantor.
     Section 12.6. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and the termination or expiration of all Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, any Term Loan held by it and its rights and remedies with respect to Collateral and the Obligations) to any Eligible Assignee, and such Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 13.3. No Guarantor shall have the right to assign its rights hereunder or any interest herein or delegate any of its duties, liabilities or obligations hereunder or under any other Loan Document without the prior written consent of the Majority Lenders.
ARTICLE 13
AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
     Section 13.1. No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement, or in any other agreement between or among any Obligor and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by any Obligor of any provision of this Agreement. The Agent’s and each Lender’s rights will be cumulative and not exclusive of any other right or remedy.

     Section 13.2. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written consent of the Majority Lenders) and the Obligors and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, or consent shall, unless in writing and signed by all the affected Lenders, do any of the following:
     (a) increase or extend the Commitment of any Lender;
     (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or fees;
     (c) reduce the principal of, or the rate of interest specified herein on, the Term Loan or reduce any fees payable hereunder or under any other Loan Document;
     (d) amend this Section;
     (e) release all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under Article 12; or
     (f) change the definition of Majority Lenders;
provided that (i) no amendment, waiver, or consent shall, unless in writing and signed by the Agent, affect the rights or remedies or duties of the Agent under this Agreement or any other Loan Document and (ii) notwithstanding anything to the contrary set forth in this Section 13.2, the Financing Order may be amended in accordance with the definition thereof. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Schedule 3.1 and Section 9.14 may be amended with the written consent of Pershing Square Capital Management, L.P. and the General Partner, without the joinder of or consent from any other Person.
     Section 13.3. Assignments; Participations.
     (a) Any Lender may, with the written consent of the General Partner (which may be withheld in its sole and absolute discretion) and the Agent (which consent shall not be unreasonably withheld), assign and delegate to one or more Eligible Assignees (provided that no consent of the Agent or the General Partner shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any part of all, of the Term Loan, the Commitments, and the other rights and obligations of such Lender hereunder (other than in connection with any rights hereunder to receive and/or related to any Warrant and any Warrant Agreement, which shall be governed exclusively by Section 9.14); provided that the Obligors and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (x) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to the General Partner and the Agent by such Lender and the Assignee; and (y) such Lender and its Assignee shall have delivered to the Agent an Assignment and Acceptance in a form reasonably acceptable to the Agent (“Assignment and

Acceptance”) together with any Term Note or Term Notes subject to such assignment. Notwithstanding the foregoing, no consent of any Borrower or the General Partner to a proposed assignment shall be required at any time that an Event of Default exists and the Obligations have been declared due and payable under Section 11.2.
     (b) From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents (including the obligations pursuant to Schedule 3.1), and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Obligor to the Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (d) The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 15.7 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Term Loan and any stated interest owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Term Loan and any Term

Notes evidencing such Term Loan recorded therein for all purposes of this Agreement. Any assignment of any Term Loan, whether or not evidenced by a Term Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Term Note shall expressly so provide). Any assignment of all or part of a Term Loan evidenced by a Term Note shall be registered on the Register only upon surrender for registration of assignment of the Term Note evidencing such Term Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Term Notes in the same aggregate principal amount shall be issued to the assigning Lender and/or the designated Eligible Assignee (as applicable), and the old Term Notes shall be returned by the Agent to the Borrowers marked “canceled.” The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Term Loan) at any reasonable time and from time to time upon reasonable prior notice. The Register shall be treated, solely for purposes of Treasury Regulation Section 5f.103-1(c) (which relates to whether an obligation is in registered form for purposes of claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” received by a Non-U.S. Lender), as being maintained by the Agent as agent for the Borrowers; provided that the Agent shall have no duty or obligation whatsoever to or for the benefit of the Borrowers in connection with such matter.
     (e) Immediately upon satisfaction of the requirements of Sections 13.3(a) and (d), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
     (f) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in any Term Loan, the Commitment of that Lender, and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents (other than in connection with any rights hereunder to receive and/or related to any Warrant and any Warrant Agreement, which shall be governed exclusively by Section 9.14); provided that (i) the originating Lender’s obligations under this Agreement shall remain unchanged (including the obligations pursuant to Schedule 3.1 and Section 9.14), (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Obligors and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, and (v) all amounts payable by the Obligors hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.
     (g) In the event that any Lender sells participations in a Term Loan, such Lender shall, acting solely for this purpose as an agent of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all Participants in the Term Loan held by it and the principal amount (and stated interest thereon) of the portion of the Term Loan that is the subject of the participation (the “Participant Register”). A Term Loan (and the note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Term Loan (and the note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice. The Participant Register shall be treated, solely for purposes of Treasury Regulation Section 5f.103-1(c) (which relates to whether an obligation is in registered form for purposes of claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” received by a Non-U.S. Lender), as being maintained by the applicable Lender as agent for the Borrowers; provided that such Lender shall have no duty or obligation whatsoever to or for the benefit of the Borrowers in connection with such matter.
     (h) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank, in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR §203.14, or any Federal Home Loan Bank, and such Federal Reserve Bank and/or Federal Home Loan Bank may enforce such pledge or security interest in any manner permitted under applicable law.
ARTICLE 14
THE AGENT
     Section 14.1. Appointment and Authorization. Each Lender hereby designates and appoints the Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 14. The provisions of this Article 14 are solely for the benefit of the Agent and the Lenders and no Obligor shall have rights as a third party beneficiary of any of the provisions contained herein other than with respect to Section 14.9, Section 14.10 and Section 14.11. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of rights and remedies pursuant to Section 11.2, and any action so taken or not taken shall be deemed consented to by the Lenders.
     Section 14.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, sub-agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent, sub-agent, employee, or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     Section 14.3. Liability of the Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by any Obligor or any Affiliate of any Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of any Obligor or any Affiliate of any Obligor.
     Section 14.4. Reliance by the Agent.
     (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Obligors), independent accountants, and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by the terms of this Agreement) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     (b) For purposes of determining compliance with the conditions specified in Section 10.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.
     Section 14.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or an Obligor referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 11; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     Section 14.6. Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Obligors and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Obligors and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Obligors. Each Lender also represents that it will, independently and without reliance upon any Agent Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Obligors. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of the Obligors which may come into the possession of any of the Agent-Related Persons.
     Section 14.7. Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND THE AGENT-RELATED PERSONS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE OBLIGORS AND WITHOUT LIMITING THE OBLIGATION OF THE OBLIGORS TO DO SO), PRO RATA, FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES AS SUCH TERM IS DEFINED IN SECTION 15.10; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO THE AGENT-RELATED PERSONS OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING SOLELY FROM SUCH PERSON’S GROSS

NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING COSTS AND EXPENSES SET FORTH IN SECTION 15.6) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE OBLIGORS. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE THE PAYMENT OF ALL OBLIGATIONS HEREUNDER AND THE RESIGNATION OR REPLACEMENT OF THE AGENT.
     Section 14.8. The Agent in Individual Capacity. The Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Obligors and their Affiliates as though the it were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Agent or its Affiliates may receive information regarding the Obligors or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliates) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Term Loan, the Agent as a Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Agent in its individual capacity as a Lender hereunder.
     Section 14.9. Successor Agent. The Agent may resign as the Agent upon 30 days notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. If the Agent resigns under this Agreement, the Majority Lenders shall, with the consent of the General Partner if the Term Loan has not been accelerated (which consent may be withheld in its sole and absolute discretion), appoint from among the Lenders a successor agent for the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers, and duties as the Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.
     Section 14.10. Withholding Tax.
     (a) Each of the Lenders and the Agent shall provide in favor of the Obligors and the Agent the following forms:
     (i) Each Non-U.S. Lender shall deliver to the Borrowers and the Agent either (i) two copies of either U.S. Internal Revenue Service Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty), Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or Form W-8IMY including any required statements and Forms W-8BEN and W-8ECI, or any subsequent versions thereof or successors thereto, as applicable, or (ii) in the case of a Non-U.S. Lender entitled to an exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two copies of Form W-8BEN (certifying that such Non-U.S. Lender is a beneficial owner of the Term Loan), Form W-8IMY including any required statements and Forms W-8BEN and W-8ECI or any subsequent versions thereof or successors thereto, and a certificate satisfactory to the Agent and the General Partner that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the General Partner within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Form W-8BEN, Form W-8IMY or Form W-8ECI delivered under this Section 14.10(a) shall be properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender prior to the date of the first payment by the Borrower hereunder made to such Non-U.S. Lender and on or before the date, if any, that such Non-U.S. Lender designates a New Lending Office. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender or as reasonably requested from time to time by the General Partner or the Agent. Each Non-U.S. Lender shall promptly notify the General Partner and the Agent at any time it determines that it is no longer in a position to provide any previously delivered form, statement, or certificate to the Borrowers or the Agent (or any other form, statement, or form of certification adopted by the IRS for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
     (ii) Each U.S. Lender shall deliver to the Borrowers and the Agent two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such U.S. Lender certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender or as reasonably requested from time to time by the General Partner or the Agent. Each U.S. Lender shall promptly notify the General Partner and the Agent at any time it determines that it is no longer in a position to provide any previously delivered form, statement, or certificate to the General Partner or the Agent (or any other form, statement, or form of certification adopted by the U.S. taxing authorities for such purpose). Solely for purposes of this Section 14.10(a)(ii), a U.S. Lender shall not include a Lender (or Assignee) that is treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii).

     (iii) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrowers is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
     (b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent or the Borrowers did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent or the Borrowers of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent and the Borrowers fully for all amounts paid, directly or indirectly, by the Agent or the Borrowers as Taxes or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 14.10(b), together with all costs and expenses (including attorney and accountant costs related thereto). The obligation of the Lenders under this Section 14.10(b) shall survive the payment of the Obligations and the resignation or replacement of the Agent and termination of this Agreement.
     Section 14.11. Collateral Matters.
     (a) The Lenders hereby irrevocably authorize the Agent, without the further consent of the Lenders, to release any Agent’s Lien upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Term Loan and all other Obligations (other than indemnities to which a claim has not been made and obligations pursuant to Schedule 3.1, Section 9.14 or pursuant to the provisions of the last sentence of Section 15.5); (ii) constituting property being sold or disposed of in accordance with this Agreement and with the approval of the Bankruptcy Court (to the extent required); (iii) constituting property leased to an Obligor under a lease which has expired or been terminated, or (iv) as required pursuant to any order of the Bankruptcy Court or as provided in Section 6.1(a). Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Majority Lenders. Upon request by the Agent or the General Partner at any time, the Majority Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 14.11. The Lenders hereby irrevocably authorize the Agent, at the request of the General Partner, to subordinate any Agent’s Lien to the holder of any Lien described in clauses (b), (d), (f), (j) (if and to the extent applicable), (m), (o), (p), (s), (t) and (v) of the definition of Permitted Liens; in each case to the extent the underlying transaction is not prohibited hereby.
     (b) Upon receipt by the Agent of any authorization required pursuant to Section 14.11(a) to release any Agent’s Liens upon particular types or items of Collateral, and upon at least two Business Days prior written request (or such shorter time period as the Agent may agree) by the General Partner, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s good-faith opinion, would expose the Agent to liability or create any material obligation or entail any material adverse consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by any Obligor, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
     (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Obligor or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
     Section 14.12. Restrictions on Actions by the Lenders; Sharing of Payments.
     (a) Each Lender hereby waives any and all rights to set-off against the Obligations, any amounts owing by such Lender to any Obligor or any accounts unrelated to the Term Loan of any Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not take or cause to be taken any action to enforce its rights under this Agreement or against any Obligor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
     (b) If at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations owing to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     Section 14.13. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.
     Section 14.14. Payments by the Agent to the Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest on the Term Loan or otherwise.
     Section 14.15. Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or the Majority Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Majority Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     Section 14.16. Relation Among the Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
ARTICLE 15
MISCELLANEOUS
     Section 15.1. Cumulative Remedies. The enumeration herein of the Agent’s and each Lender’s rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law. The Agent (at the direction of the Majority Lenders when the same is required pursuant to the terms hereof) and the Majority Lenders shall have the right, in their sole discretion, to determine which rights and remedies within their authorities are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent may, and shall with the consent or at the direction of the Majority Lenders, without limitation, proceed directly against any Person liable therefor to collect the Obligations without any prior recourse to the Collateral. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
     Section 15.2. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     Section 15.3. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
     (a) EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS; PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF NEW YORK; PROVIDED, FURTHER, THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) IN THE EVENT THE BANKRUPTCY COURT DOES NOT HAVE OR REFUSES TO EXERCISE JURISDICTION WITH RESPECT THERETO, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE AGENT, EACH LENDER, AND EACH OBLIGOR, CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE AGENT, EACH LENDER, AND EACH OBLIGOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.
     (c) EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 15.7 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE UNITED STATES MAILS. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

     Section 15.4. Waiver of Jury Trial. EACH OF THE AGENT, EACH LENDER, AND EACH OBLIGOR WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT RELATED PERSON, PARTICIPANT, OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE AGENT, EACH LENDER, AND EACH OBLIGOR AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     Section 15.5. Survival. All of the representations and warranties of the Obligors contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents, and shall terminate upon the repayment in full of the Obligations (other than indemnities to which a claim has not been made and obligations pursuant to Schedule 3.1 and Section 9.14). Solely to the extent related to the obligations of the parties under Schedule 3.1 and Section 9.14, the only terms of this Agreement that will remain in full force and effect and will survive the termination of the Commitments and the payment and satisfaction in full of all Term Loans and all other Obligations (other than indemnities to which a claim has not been made) are as follows: Schedule 3.1, Section 3.6, Section 9.14, clauses (c)(i), (c)(iii) and (h) (solely as it relates to the provisions of this Agreement set forth in this sentence, the Warrant Agreements and the Warrants being in full force and effect in accordance with their terms) of Section 11.1, Section 13.1, the last sentence of Section 13.2 and Sections 15.2, 15.3, 15.4, 15.6, 15.7, 15.9, 15.10, 15.12, 15.13, 15.14, 15.17, 15.18 and 15.21.
     Section 15.6. Fees and Expenses.
     (a) Each Obligor agrees to pay to the Agent, for its benefit and the benefit of the Lenders, on demand, all reasonable and documented out-of-pocket costs and expenses that the Agent (or upon the occurrence and during the continuation of an Event of Default, any Lender) pays or incurs in connection with the negotiation, preparation, consummation, administration, and termination of this Agreement or any of the other Loan Documents as follows: (i) all reasonable and documented fees, expenses, and disbursements of any law firm or other counsel engaged by the Agent in connection with the negotiation, preparation and execution of the Loan Documents, including any such fees, expenses and disbursements of such law firm or other counsel in connection with the Case; provided that without the Borrowers’ prior written consent, the law firm or other counsel shall be limited to Jones Day, as special counsel; (ii) costs and expenses (including attorneys’ and paralegals’ fees and disbursements for one counsel to the

Agent and Lenders, taken as a whole, but excluding allocated costs of in-house counsel) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (iii) taxes, fees and other charges for recording mortgages with respect to the Primary Properties, filing financing statements (to the extent permitted by this Agreement) and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (iv) actual, out-of-pocket sums paid or incurred during the existence of an Event of Default to pay any amount or take any action required of any Obligor under the Loan Documents that such Obligor fails to pay or take, but only to the extent that the Agent is otherwise permitted to take such action under any Loan Document or the Financing Order; (v) costs and expenses of any reasonably necessary actions taken during the existence of an Event of Default aimed at preserving and protecting the Collateral; and (vi) costs and expenses (including the cost of appraisals, inspections and verifications of the Collateral and disbursements for one counsel to the Agent and Lenders, taken as a whole, and, in the case of a conflict of interest, one additional counsel to the affected Lenders, taken as a whole, and, to the extent reasonably necessary, one counsel in each relevant material jurisdiction (not to exceed one per state), but in each case excluding allocated costs of in-house counsel) of the Agent and the Lenders paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparation for and consultations concerning any such matters). All of the foregoing costs and expenses shall be part of the Obligations, shall bear interest until paid at the Default Rate and shall be payable on demand. No Obligor shall be responsible for the fees of any financial, restructuring or similar advisor pursuant to the Loan Documents except as set forth in Section 15.6(b).
     (b) On the Funding Date, the Obligors shall deposit in an account of the Agent the amount of $750,000 as reimbursement for out-of-pocket costs and expenses incurred on or before the Funding Date by the Agent to its financial advisors. On (i) the first Business Day of each calendar month following the Funding Date to and prior to the Maturity Date and (ii) the Maturity Date, each Obligor agrees to pay to the Agent within fifteen (15) days of demand an amount (not to exceed $150,000 per calendar month (such amount to be pro rated for any partial month)) as reimbursement of the out-of-pocket expenses incurred by the Agent during the immediately preceding calendar month (or, in the case of any payment on the Maturity Date, during the period commencing from the first Business Day of the applicable calendar month) to its financial advisors, as determined by the Agent in its reasonable discretion; provided that no such amount shall include any “success fee” or similar fee payable to such financial advisors upon the Maturity Date.
     Section 15.7. Notices. Except as otherwise provided herein, all notices, demands, and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) five (5) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted (with written confirmation of delivery), in each case addressed to the party to be notified as follows:
     if to the Agent or to any Initial Lender:
c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019
Telecopy No.: 212-419-2341
Attn: Roy J. Katzovicz, General Counsel
     with a copy to:
Jones Day
222 East 41st Street
New York, NY 10017-6702
Telecopy No.: 212-755-7306
Attention: Vanessa G. Spiro, Esq.
     if to any Obligor:
General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60068
Telecopy No.: 312-960-5485
Attn: General Counsel
     with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201-6950
Telecopy: 214-746-7777
Attention: Angela L. Fontana, Esq.
or to such other address as each party may designate for itself by like notice, subject to the provisions of Section 15.15.
     Section 15.8. Waiver of Notices. Unless otherwise expressly provided herein, each Obligor waives presentment, protest and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations, and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Obligor which the Agent or any Lender may elect to give shall entitle any Obligor to any or further notice or demand in the same, similar, or other circumstances.
     Section 15.9. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided that no interest herein may be assigned by any Obligor without prior written consent of the Agent and each Lender and no interest of the Agent or the Lenders in respect of any Warrant or any Warrant Agreement may be assigned except as provided in Section 9.14 or the applicable Warrant Agreement. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.
     Section 15.10. Indemnity of the Agent and the Lenders by the Obligors.
     (a) THE OBLIGORS AGREE TO DEFEND, INDEMNIFY, AND HOLD THE AGENT RELATED PERSONS, AND EACH LENDER AND EACH OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, COUNSEL, AGENTS, AND ATTORNEYS-IN-FACT (EACH, AN “INDEMNIFIED PERSON”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES, AND DISBURSEMENTS (INCLUDING REASONABLE OUT-OF-POCKET ATTORNEY COSTS FOR ALL INDEMNIFIED PERSONS, TAKEN AS A WHOLE BUT EXCLUDING ALLOCATED COSTS OF IN-HOUSE COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE TERM LOAN AND THE TERMINATION, RESIGNATION OR REPLACEMENT OF THE AGENT OR REPLACEMENT OF ANY LENDER) BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY SUCH PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION, OR PROCEEDING (INCLUDING ANY INSOLVENCY PROCEEDING OR APPELLATE PROCEEDING) RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TERM LOAN OR THE USE OF THE PROCEEDS THEREOF AND INCLUDING ANY OF THE FOREGOING ARISING FROM THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PERSON, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT THE OBLIGORS SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO (I) INDEMNIFIED LIABILITIES RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON OR (II) LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY SUCH PERSON AFTER THE DATE OF PAYMENT IN FULL OF THE NON-CONTINGENT OBLIGATIONS. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS.
     (b) THE OBLIGORS AGREE TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE AGENT AND THE LENDERS FROM ANY LOSS OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF THE USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE,

DISCHARGE, DISPOSAL, OR PRESENCE OF A CONTAMINANT OR ARISING OUT OF A VIOLATION OF OR LIABILITY UNDER ENVIRONMENTAL LAWS, IN EACH CASE RELATING TO ANY OBLIGOR’S OPERATIONS, BUSINESS, OR PROPERTY. THIS INDEMNITY WILL APPLY WHETHER THE CONTAMINANT IS ON, UNDER, OR ABOUT ANY OBLIGOR’S PROPERTY OR OPERATIONS OR PROPERTY LEASED TO ANY OBLIGOR. THIS INDEMNITY INCLUDES, BUT IS NOT LIMITED TO, REASONABLE, OUT-OF-POCKET ATTORNEYS’ FEES (EXCLUDING THE ALLOCATED COST OF IN-HOUSE COUNSEL). THIS INDEMNITY EXTENDS TO THE AGENT AND THE LENDERS, THEIR PARENTS, AFFILIATES, SUBSIDIARIES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS, ATTORNEYS, AND ASSIGNS. THIS INDEMNITY WILL SURVIVE REPAYMENT OF ALL OTHER OBLIGATIONS.
     Section 15.11. Limitation of Liability. No claim may be made by any Obligor, any Lender, or other Person against the Agent, any Lender, or the Affiliates, directors, officers, officers, employees, or agents of the Agent or any Lender for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission, or event occurring in connection therewith, and each of the Obligors and the Lenders hereby waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 15.12. Final Agreement. This Agreement, the other Loan Documents, any Warrant Agreements and any Warrants are intended by the Obligors, the Agent, and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof. Except as otherwise expressly provided herein, no modification, rescission, waiver, release, or amendment of any provision of this Agreement and any Schedules or Exhibits hereto that are amended or supplemented pursuant to the terms hereof or any other Loan Document shall be made, except by a written agreement signed by the Obligors and a duly authorized officer of each of the Agent and the requisite Lenders. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 15.13. Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, and by the Agent, each Lender, and the Obligors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     Section 15.14. Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

     Section 15.15. Agency of the General Partner for the Other Obligors. Each of the Obligors (other than the General Partner) irrevocably appoints the General Partner as its representative for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Obligors or acting singly, shall be valid and effective if given or taken only by the General Partner whether or not any of the other Obligors joins therein, and the Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the General Partner under this Section 15.15; provided that nothing in this Section 15.15 shall limit the effectiveness of, or the right of the Agent and the Lenders to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Obligor pursuant to this Agreement.
     Section 15.16. Patriot Act. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Obligor that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender or the Agent, as applicable, to identify such Obligor in accordance with the Patriot Act.
     Section 15.17. Absence of Fiduciary Relationship; Affiliates; Etc. The Obligors acknowledge that the Agent, the Lenders and their respective Affiliates may have economic interests that conflict with those of the Obligors and their Affiliates. The Obligors agree that each of the Agent, the Lenders and their respective Affiliates will act in their respective capacities under the Loan Documents as independent contractors and that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Agent, the Lenders and their respective Affiliates, on the one hand, and any Obligor, its owners or its Affiliates, on the other hand. The Obligors acknowledge and agree that (a) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Agent, the Lenders and their respective Affiliates, on the one hand, and the Obligors, on the other, (b) in connection with such transactions each of the Agent, the Lenders and their respective Affiliates is acting solely as a principal and not the agent or fiduciary of any Obligor, its management, stockholders, creditors, affiliates or any other Person, (c) none of the Agent, the Lenders or any of their respective Affiliates has assumed an advisory or a fiduciary responsibility in favor of any Obligor or any of its Affiliates with respect to the transactions contemplated hereby or any other obligation to any Obligor or any of Affiliates of any Obligor, except the obligations expressly set forth in this Commitment Letter, and (d) each Obligor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each Obligor further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any of the Agent, the Lenders or their respective Affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to any Obligor or any Affiliates of an Obligor in connection with such transactions. In addition, each of the Agent, the Lenders and their respective Affiliates may employ the services of its Affiliates in providing certain services hereunder and, subject to the agreement of such Affiliate to be bound by Section 6.5, may exchange with such Affiliates information concerning the Obligors, the Affiliates of the Obligors and other Persons that may be the subject of this arrangement, and such Affiliates shall be entitled to the benefits afforded to the Agent, the Lenders and their respective Affiliates hereunder. In addition, the Obligors acknowledge that none of the Agent, the Initial Lenders or their respective Affiliates provides accounting, tax or legal advice.
     Section 15.18. Incorporation of Financing Order by Reference. Each of the Obligors, the Agent, and the Lenders agrees that any reference contained herein to the Financing Order shall include all terms, conditions, and provisions of such Financing Order and that the Financing Order is incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Financing Order, the terms of the Financing Order shall govern.
     Section 15.19. Right to Publicize and Advertise. Subject to Section 6.5(b) hereof, the Agent and each Lender may, without consent of any Obligor, publicly disclose and/or advertise its lending relationship with the Obligors, the identity of the Obligors, the Commitments, and such other information as is publicly disclosed by any Obligor through any filing with the Bankruptcy Court or the Securities and Exchange Commission.
     Section 15.20. Consent of the Agent and Lenders. Whenever the consent of the Agent or any Lender is required by this Agreement, such consent may be granted or withheld in the sole discretion of the Agent or such Lender.
     Section 15.21. Warrants. Each Obligor, each Lender, and the Agent agrees that the Warrants, together with the Term Loan, are being issued as part of an “investment unit” under Section 1273(c) of the Code. The parties hereto agree that until the Warrants are issued, neither the Warrants nor the rights thereto shall be treated by any of the parties as either equity in any Grantor for federal income tax purposes or an “option” for purposes of Section 544 of the Code.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

AGENT: PERSHING SQUARE CAPITAL MANAGEMENT, L.P., as Agent By: PS Management GP, LLC, its General Partner

By:
	Name:	William A. Ackman
	Title:	Managing Member

INITIAL LENDER: PS GREEN HOLDINGS, LLC By: Pershing Square Capital Management, L.P., its Non-Member Manager BY: PS Management GP, LLC, its General Partner

By:
	Name:	William A. Ackman
	Title:	Managing Member

Commitment: $134,058,000

INITIAL LENDER: PS GREEN INC
By:
	Name:	William A. Ackman
	Title:	Director

Commitment: $240,942,000

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BORROWERS: GENERAL GROWTH PROPERTIES, INC.
By:
Name:
Title:

GGP LIMITED PARTNERSHIP
By:
Name:
Title:

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Schedule 3.1
Loan Conversion Terms
Capitalized terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement. As used in this Schedule 3.1, “Agent” shall mean Pershing Square Capital Management, L.P.
1.	The General Partner (on its own behalf and on behalf of the other Borrowers) shall have the right, by delivering written notice to the Lenders no less than 30 days prior to the Maturity Date, to elect to pay on the Plan Date all or a portion of the sum of (i) outstanding principal amount of the Term Loan and (ii) accrued and unpaid interest due and owing on the Plan Date by issuing to the Lenders the Conversion Shares; provided, however, that in no event shall such conversion result in the Lender’s receipt of Common Stock in connection herewith equaling more than 5.0% of the Common Stock on a Fully-Diluted Basis (herein, the “Maximum Conversion Shares”).

2.	The right of the General Partner to make the election in paragraph 1 above is subject to all of the following conditions precedent having been satisfied on the Plan Date (except if and to the extent that any such condition has been expressly waived in writing by the Agent):
a.	Either (i) there is no continuing Event of Default, or (ii) if there is a continuing Event of Default, then the Lenders have not exercised their rights under clauses (A) (if applicable), (B) and (C) in the second sentence of Section 11.2(a) of this Agreement;

b.	Either Adam Metz continues to serve as the Chief Executive Officer of the General Partner or Thomas Nolan continues to serve as the President and/or Chief Operating Officer of the General Partner, unless the Agent has consented in writing to a qualified replacement executive, such consent not to be unreasonably withheld, delayed or conditioned;

c.	The Common Stock is, or is expected to be within five Business Days after the Plan Date, regularly quoted for purchase or sale on the New York Stock Exchange or The NASDAQ Stock Market;

d.	The Plan Date occurs within 18 months of the date hereof; and
e.         The General Partner and its direct and indirect consolidated subsidiaries (“Consolidated GGP”) shall not have divested assets (after giving effect to transactions contemplated to be made in the POR, and including foreclosures after the commencement of the Case) that generated more than 20% of the net operating income of Consolidated GGP in its fiscal year 2008.

3.	If and to the extent there is a Value Differential, the General Partner shall be obligated to pay an amount in cash, or, at the option of the General Partner, in Common Stock (valued based on the volume-weighted average price of the closing prices of the Common Stock during the period beginning on the twentieth Trading Day following confirmation of the POR and ending on the fortieth Trading Day following confirmation of the POR), to the Agent equal to such Value Differential not later than five Business Days following the Trading Valuation Date. If such payment is not made in full on the fifth Business Day following the Trading Valuation Date, any amount not paid on such date shall be overdue and shall bear interest at the Default Rate from such payment date to the date payment is made. Notwithstanding anything herein to the contrary, no payment shall be made in respect of a Value Differential if a Qualified Rights Offering has been made.

4.	In the event of a rights offering to prepetition stakeholders of the General Partner and/or its Affiliates in connection with the POR (whether or not such rights offering meets the definition of Qualified Rights Offering), the Conversion Amount shall be automatically converted into Conversion Shares upon completion of such rights offering; provided, however, (i) that in no event shall such conversion result in the Lender’s receipt of more than the Maximum Conversion Shares and (ii) the conditions precedent in paragraph 2 above must have been met or waived in writing by the Agent or such Conversion shall not be made. Further, in the event that, prior to the consummation of the POR, all or any portion of the sum of (i) principal amount of the Term Loan and (ii) interest thereon shall have been repaid (herein, the “Retired Debt”), the General Partner shall have the right, to be exercised upon written notice at least 10 Business Days in advance of such rights offering and to cause the Lenders to purchase up to the lesser of (i) $375.0 million and (ii) the Retired Debt in aggregate amount of securities offered in such rights offering in cash and otherwise on the same terms and conditions (including timing) of such rights offering, provided that the conditions precedent in paragraph 2 above have been satisfied. The right of the General Partner set forth in the preceding sentence shall expire on the Maturity Date.

5.	Subject to the receipt by the General Partner of customary representations, warranties and covenants from the Warrantholders, Lenders and their applicable Affiliates and transferees intended to (x) protect the REIT status of the General Partner and (y) ensure that the General Partner can properly fulfill its federal income tax reporting obligations, the General Partner shall amend or grant waivers of provisions of its certificate of incorporation, bylaws and other comparable governing documents as necessary so as to permit the Agent and/or the Lenders to acquire and own the Conversion Shares and to provide that such ownership, taken together with (i) the ownership of other shares of the General Partner pursuant to the issuance, exchange or conversion of the Warrants and (ii)

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the reinstatement of Securities of the General Partner and its Subsidiaries owned by the Lenders and their Affiliates as of the date hereof, shall not have any adverse consequences under any shareholder rights plan or similar arrangement.

6.	If and to the extent the Agent determines in good faith that the Conversion Shares (and any shares to be issued on the Plan Date in connection with the Value Differential) will not be freely tradable upon issuance to the Agent pursuant to Section 1145 of the Bankruptcy Code or otherwise, the Agent shall notify the General Partner of such determination no less than 10 Business Days prior to the Plan Date. If the Agent delivers such notice to the General Partner, the General Partner shall prepare and deliver to the Agent on the Plan Date a registration rights agreement with respect to such shares containing provisions substantially equivalent to those contained in Article IV of the Warrant Agreement.
Defined Terms:
“Common Stock” means the common stock of the General Partner.
“Conversion Amount” means the sum of (i) outstanding principal of the Term Loan and (ii) accrued and unpaid interest due and owing on the Plan Date that is repaid by the issuance of shares of Common Stock on the Maturity Date in accordance with this Schedule 3.1.
“Conversion Shares” means that number of shares of Common Stock determined by dividing the Conversion Amount, stated in U.S. dollars, by the lowest of (i) the value of one share of Common Stock based on the value attributable to one such share in the POR, (ii) if a rights offering to the prepetition stakeholders of the General Partner (other than a Qualified Rights Offering) has been made in connection with the POR, the rights offering price per share, and (iii) the net proceeds to the General Partner of any issuance of Common Stock to any unaffiliated third party for cash or in exchange for assets (other than Claims) (such lowest price, the “Initial Conversion Price”). If there is a Qualified Rights Offering, “Conversion Shares” means that number of shares of Common Stock determined by dividing the Conversion Amount, stated in U.S. dollars, by the Qualified Rights Offering Price Per Share. Any fractional share resulting from such calculation shall be paid in cash.
“Fully-Diluted Basis” means, with respect to any class of Common Stock of the kind or class having power generally to vote in the election of directors, the Common Stock that would be outstanding after giving effect to the conversion, exchange or exercise of all the Warrants and all other outstanding securities of the General Partner that are convertible or exchangeable into Common Stock, and the exercise of all outstanding Rights to Purchase Voting Securities, in each case, whether or not presently convertible, exchangeable, or exercisable.

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“POR” means the plan of reorganization with respect to the Debtors as confirmed by the Bankruptcy Court.
“Qualified Rights Offering” means a rights offering to prepetition stakeholders of the General Partner and/or its Affiliates in connection with the POR that meets the following qualifications: (i) subscribed to be sold to at least 50 ultimate purchasers; (ii) the offered shares shall be listed on the New York Stock Exchange or The NASDAQ Stock Market within five Business Days of completion of the rights offering; (iii) the issue size is at least three times the Conversion Amount; (iv) the rights offering is conducted by a nationally known financial advisor and (v) if and to the extent applicable, the offered shares are priced with reference to the trading market for the Common Stock prior to the commencement of the rights offering.
“Qualified Rights Offering Price Per Share” means that price per share of Common Stock obtained by the General Partner and/or its Affiliates in a Qualified Rights Offering.
“Rights to Purchase Voting Securities” means options, warrants, and rights issued by the General Partner (whether presently exercisable or not) to purchase Common Stock of the kind or class having power generally to vote in the election of directors or securities of the General Partner that are convertible or exchangeable (whether presently convertible or exchangeable or not) into or exercisable (whether presently exercisable or not) for such Common Stock but, for the avoidance of doubt, not including a stockholders rights plan.
“Trading Day” means a day upon which the Common Stock is registered under the Exchange Act and traded on the New York Stock Exchange or The NASDAQ Stock Market.
“Trading Valuation Date” means the fortieth Trading Day following confirmation of the POR.
“Value Differential” means the amount derived (if a positive number) by subtracting (i) the product of (A) the number of shares of Common Stock issued as Conversion Shares multiplied by (B) the volume-weighted average price of the closing prices of the Common Stock for the period beginning on the twentieth Trading Day following confirmation of the POR and ending on the fortieth Trading Day following confirmation of the POR from (ii) the product of (A) the number of shares of Common Stock issued as Conversion Shares multiplied by (B) the Initial Conversion Price.

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